EXHIBIT (A)
AMENDED AND RESTATED CERTIFICATE
AND AGREEMENT OF LIMITED PARTNERSHIP
FOR
ATLAS AMERICA SERIES 27-2006 L.P.

EXHIBIT (I-A)	-	Managing General Partner Signature Page
EXHIBIT (I-B)	-	Subscription Agreement
EXHIBIT (II)	-	Drilling and Operating Agreement for Atlas America Series 27-2006 L.P.

i

These securities have not been registered under the Securities Act of 1933, as amended, or any applicable state securities acts. These securities must be acquired for investment, are restricted as to transferability, and may not be transferred or sold except in conformance with the restrictions contained in Article VI of this Amended and Restated Certificate and Agreement of Limited Partnership and in the Subscription Agreement and Annex A, Exhibit (I-B) to this Amended and Restated Certificate and Agreement of Limited Partnership.
AMENDED AND RESTATED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP FOR
ATLAS AMERICA SERIES 27-2006 L.P.
THIS AMENDED AND RESTATED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP (“AGREEMENT”), amending and restating the original Certificate of Limited Partnership, is made and entered into as of the date set forth below, by and among Atlas Resources, LLC, referred to as “Atlas” or the “Managing General Partner,” and the remaining parties from time to time signing a Subscription Agreement for Limited Partner Units, these parties sometimes referred to as “Limited Partners,” or for Investor General Partner Units, these parties sometimes referred to as “Investor General Partners.”
ARTICLE I
FORMATION
1.01. Formation. The parties have formed a limited partnership under the Delaware Revised Uniform Limited Partnership Act on the terms and conditions set forth in this Agreement.
1.02. Certificate of Limited Partnership. This document is not only an agreement among the parties, but also is the Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership. This document shall be filed or recorded in the public offices required under applicable law or deemed advisable in the discretion of the Managing General Partner. Amendments to the certificate of limited partnership shall be filed or recorded in the public offices required under applicable law or deemed advisable in the discretion of the Managing General Partner.
1.03. Name, Principal Office and Residence.
1.03(a). Name. The name of the Partnership is Atlas America Series 27-2006 L.P.
1.03(b). Residence. The residence of the Managing General Partner is its principal place of business at 311 Rouser Road, Moon Township, Pennsylvania 15108, which shall also serve as the principal place of business of the Partnership.
The residence of each Participant shall be as set forth on the Subscription Agreement executed by the Participant.
All addresses shall be subject to change on notice to the parties.
1.03(c). Agent for Service of Process. The name and address of the agent for service of process shall be Andrew M. Lubin at 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801.
1.04. Purpose. The Partnership shall engage in all phases of the natural gas and oil business. This includes, without limitation, exploration for, development and production of natural gas and oil on the terms and conditions set forth below and any other proper purpose under the Delaware Revised Uniform Limited Partnership Act.
The Managing General Partner may not, without the affirmative vote of Participants whose Units equal a majority of the total Units, do the following:
(i)	change the investment and business purpose of the Partnership; or
(ii)	cause the Partnership to engage in activities outside the stated business purposes of the Partnership through joint ventures with other entities.

ARTICLE II
DEFINITION OF TERMS
2.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
1.	“Accredited Investor” means Accredited Investor, as that term is defined in Regulation D as adopted by the Securities and Exchange Commission as of the date of acceptance of the Participant’s subscription. As of the date of the Private Placement Memorandum the term includes “any person who comes within any of the following categories or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:
(i)	Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ii)	Any private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940;

(iii)	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(iv)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(v)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

(vi)	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(vii)	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(b)(2)(ii); and

(viii)	Any entity in which all the equity owners are accredited investors.”
2.	“Administrative Costs” means all customary and routine expenses incurred by the Sponsor for the conduct of Partnership administration, including: in-house legal, finance, in-house accounting, secretarial, travel, office rent, telephone, data processing and other items of a similar nature. Administrative Costs shall be limited as follows:

(i)	no Administrative Costs charged shall be duplicated under any other category of expense or cost; and

(ii)	no portion of the salaries, benefits, compensation or remuneration of controlling persons of the Managing General Partner shall be reimbursed by the Partnership as Administrative Costs. Controlling persons include directors, executive officers and those holding a 5% or more equity interest in the Managing General Partner or a person having power to direct or cause the direction of the Managing General Partner, whether through the ownership of voting securities, by contract, or otherwise.
3.	“Administrator” means the official or agency administering the securities laws of a state.

4.	“Affiliate” means with respect to a specific person:
(i)	any person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of the specified person;

(ii)	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the specified person;

(iii)	any person directly or indirectly controlling, controlled by, or under common control with the specified person;

(iv)	any officer, director, trustee or partner of the specified person; and

(v)	if the specified person is an officer, director, trustee or partner, any person for which the person acts in any such capacity.
5.	“Agreement” means this Amended and Restated Certificate and Agreement of Limited Partnership, including all exhibits to this Agreement.

6.	“Anthem Securities” means Anthem Securities, Inc., whose principal executive offices are located at 311 Rouser Road, P.O. Box 926, Moon Township, Pennsylvania 15108-0926.

7.	“Assessments” means additional amounts of capital which may be mandatorily required of or paid voluntarily by a Participant beyond his subscription commitment.

8.	“Atlas” means Atlas Resources, LLC, a Pennsylvania limited liability company, whose principal executive offices are located at 311 Rouser Road, Moon Township, Pennsylvania 15108, and any successor entity to Atlas Resources, LLC, whether by merger or any other form of reorganization, or the acquisition of all, or substantially all, of Atlas Resources, LLC’s assets.

9.	“Capital Account” or “account” means the account established for each party, maintained as provided in §5.02 and its subsections.

10.	“Capital Contribution” means the amount agreed to be contributed to the Partnership by a Partner pursuant to §§3.04 and 3.05 and their subsections.

11.	“Carried Interest” means an equity interest in the Partnership issued to a Person without consideration, in the form of cash or tangible property, in an amount proportionately equivalent to that received from the Participants.

12.	“Code” means the Internal Revenue Code of 1986, as amended.

13.	“Cost,” when used with respect to the sale or transfer of property to the Partnership, means:

(i)	the sum of the prices paid by the seller or transferor to an unaffiliated person for the property, including bonuses;

(ii)	title insurance or examination costs, brokers’ commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of the property;

(iii)	a pro rata portion of the seller’s or transferor’s actual necessary and reasonable expenses for seismic and geophysical services; and

(iv)	rentals and ad valorem taxes paid by the seller or transferor for the property to the date of its transfer to the buyer, interest and points actually incurred on funds used to acquire or maintain the property, and the portion of the seller’s or transferor’s reasonable, necessary and actual expenses for geological, geophysical, engineering, drafting, accounting, legal and other like services allocated to the property cost in conformity with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in this subsection (iv) shall have been incurred not more than 36 months before the sale or transfer to the Partnership.

“Cost,” when used with respect to services, means the reasonable, necessary and actual expense incurred by the seller on behalf of the Partnership in providing the services, determined in accordance with generally accepted accounting principles.

As used elsewhere, “Cost” means the price paid by the seller in an arm’s-length transaction.
14.	“Dealer-Manager” means Anthem Securities, Inc., an Affiliate of the Managing General Partner, the broker/dealer which will manage the offering and sale of the Units.

15.	“Development Well” means a well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic Horizon known to be productive.

16.	“Direct Costs” means all actual and necessary costs directly incurred for the benefit of the Partnership and generally attributable to the goods and services provided to the Partnership by parties other than the Sponsor or its Affiliates. Direct Costs may not include any cost otherwise classified as Organization and Offering Costs, Administrative Costs, Intangible Drilling Costs, Tangible Costs, Operating Costs or costs related to the Leases, but may include the cost of services provided by the Sponsor or its Affiliates if the services are provided pursuant to written contracts and in compliance with §4.03(d)(7) or pursuant to the Managing General Partner’s role as Tax Matters Partner.

17.	“Distribution Interest” means an undivided interest in the Partnership’s assets after payments to the Partnership’s creditors or the creation of a reasonable reserve therefor, in the ratio the positive balance of a party’s Capital Account bears to the aggregate positive balance of the Capital Accounts of all of the parties determined after taking into account all Capital Account adjustments for the taxable year during which liquidation occurs (other than those made pursuant to liquidating distributions or restoration of deficit Capital Account balances). Provided, however, after the Capital Accounts of all of the parties have been reduced to zero, the interest in the remaining Partnership assets shall equal a party’s interest in the related Partnership revenues as set forth in §5.01 and its subsections.

18.	“Drilling and Operating Agreement” means the proposed Drilling and Operating Agreement between the Managing General Partner or an Affiliate as Operator, and the Partnership as Developer, a copy of the proposed form of which is attached to this Agreement as Exhibit (II).

19.	“Exploratory Well” means a well drilled to:
(i)	find commercially productive hydrocarbons in an unproved area;

(ii)	find a new commercially productive Horizon in a field previously found to be productive of hydrocarbons at another Horizon; or

(iii)	significantly extend a known prospect.
20.	“Farmout” means an agreement by the owner of the leasehold or Working Interest to assign his interest in certain acreage or well to the assignees, retaining some interest such as an Overriding Royalty Interest, an oil and gas payment, offset acreage or other type of interest, subject to the drilling of one or more specific wells or other performance as a condition of the assignment.

21.	“Final Terminating Event” means any one of the following:
(i)	the expiration of the Partnership’s fixed term;

(ii)	notice to the Participants by the Managing General Partner of its election to terminate the Partnership’s affairs;

(iii)	notice by the Participants to the Managing General Partner of their similar election through the affirmative vote of Participants whose Units equal a majority of the total Units; or

(iv)	the termination of the Partnership under §708(b)(1)(A) of the Code or the Partnership ceases to be a going concern.
22.	“Horizon” means a zone of a particular formation; that part of a formation of sufficient porosity and permeability to form a petroleum reservoir.

23.	“Independent Expert” means a person with no material relationship to the Sponsor or its Affiliates who is qualified and in the business of rendering opinions regarding the value of natural gas and oil properties based on the evaluation of all pertinent economic, financial, geologic and engineering information available to the Sponsor or its Affiliates.

24.	“Initial Closing Date” means the date after the minimum amount of subscription proceeds has been received when subscription proceeds are first withdrawn from the escrow account.

25.	“Intangible Drilling Costs” or “Non-Capital Expenditures” means those expenditures associated with property acquisition and the drilling and completion of natural gas and oil wells that under present law are generally accepted as fully deductible currently for federal income tax purposes. This includes:
(i)	all expenditures made for any well before production in commercial quantities for wages, fuel, repairs, hauling, supplies and other costs and expenses incident to and necessary for drilling the well and preparing the well for production of natural gas or oil, that are currently deductible pursuant to Section 263(c) of the Code and Treasury Reg. Section 1.612-4, and are generally termed “intangible drilling and development costs”;

(ii)	the expense of plugging and abandoning any well before a completion attempt; and

(iii)	the costs (other than Tangible Costs and Lease acquisition costs) to re-enter and deepen an existing well, complete the well to deeper reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper reservoirs.
26.	“Interim Closing Date” means those date(s) after the Initial Closing Date, but before the Offering Termination Date, that the Managing General Partner, in its sole discretion, applies additional subscription proceeds to additional Partnership activities, including drilling activities.

27.	“Investor General Partners” means:

(i)	the Persons signing the Subscription Agreement as Investor General Partners; and

(ii)	the Managing General Partner to the extent of any optional subscription as an Investor General Partner under §3.03(b)(1).
All Investor General Partners shall be of the same class and have the same rights.

28.	“Landowner’s Royalty Interest” means an interest in production, or its proceeds, to be received free and clear of all costs of development, operation, or maintenance, reserved by a landowner on the creation of a Lease.

29.	“Leases” means full or partial interests in natural gas and oil leases, oil and natural gas mineral rights, fee rights, licenses, concessions, or other rights under which the holder is entitled to explore for and produce oil and/or natural gas, and includes any contractual rights to acquire any such interest.

30.	“Limited Partners” means:
(i)	the Persons signing the Subscription Agreement as Limited Partners;

(ii)	the Managing General Partner to the extent of any optional subscription as a Limited Partner under §3.03(b)(1);

(iii)	the Investor General Partners on the conversion of their Investor General Partner Units to Limited Partner Units pursuant to §6.01(b); and

(iv)	any other Persons who are admitted to the Partnership as additional or substituted Limited Partners.

Except as provided in §3.05(b), with respect to the required additional Capital Contributions of Investor General Partners, all Limited Partners shall be of the same class and have the same rights.
31.	“Managing General Partner” means:
(i)	Atlas; or

(ii)	any Person admitted to the Partnership as a general partner, other than as an Investor General Partner, who is designated to exclusively supervise and manage the operations of the Partnership.
32.	“Managing General Partner Signature Page” means an execution and subscription instrument in the form attached as Exhibit (I-A) to this Agreement, which is incorporated in this Agreement by reference.

33.	“Offering Termination Date” means the date after the minimum amount of subscription proceeds has been received on which the Managing General Partner determines, in its sole discretion, that the Partnership’s subscription period is closed and the acceptance of subscriptions ceases, which may be any date up to and including December 31, 2006.

Notwithstanding the above, the Offering Termination Date may not extend beyond the time that subscriptions for the maximum number of Units set forth in §3.03(c)(1) have been received and accepted by the Managing General Partner.

34.	“Operating Costs” means expenditures made and costs incurred in producing and marketing natural gas or oil from completed wells. These costs include, but are not limited to:
(i)	labor, fuel, repairs, hauling, materials, supplies, utility charges and other costs incident to or related to producing and marketing natural gas and oil;

(ii)	ad valorem and severance taxes;

(iii)	insurance and casualty loss expense; and

(iv)	compensation to well operators or others for services rendered in conducting these operations.

Operating Costs also include reworking, workover, subsequent equipping, and similar expenses relating to any well, the Managing General Partner’s gathering fees set forth in §4.04(a)(2)(d) and the reimbursement of the Managing General Partner’s Administrative Costs set forth in §4.04(a)(2)(c); but do not include the costs to re-enter and deepen an existing well, complete the well to deeper formations or reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper formations or reservoirs.
35.	“Operator” means Atlas, as operator of Partnership Wells in Pennsylvania, and Atlas or an Affiliate as Operator of Partnership Wells in other areas of the United States.

36.	“Organization and Offering Costs” means all costs of organizing and selling the offering including, but not limited to:
(i)	total underwriting and brokerage discounts and commissions, including fees of the underwriters’ attorneys, the dealer-manager fee, sales commissions, the .5% nonaccountable due diligence fee and the 1.5% nonaccountable marketing expense fee;

(ii)	expenses for printing, engraving, mailing, salaries of employees while engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts;

(iii)	expenses of qualification of the sale of the securities under federal and state law, including taxes and fees, accountants’ and attorneys’ fees; and

(iv)	other front-end fees.
37.	“Organization Costs” means all costs of organizing the offering including, but not limited to:
(i)	expenses for printing, engraving, mailing, salaries of employees while engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts;

(ii)	expenses of qualification of the sale of the securities under federal and state law, including taxes and fees, accountants’ and attorneys’ fees; and

(iii)	other front-end fees.
38.	“Overriding Royalty Interest” means an interest in the natural gas and oil produced under a Lease, or the proceeds from the sale thereof, carved out of the Working Interest, to be received free and clear of all costs of development, operation, or maintenance.

39.	“Participants” means:
(i)	the Managing General Partner to the extent of its optional subscription under §3.03(b)(1);

(ii)	the Limited Partners; and

(iii)	the Investor General Partners.
40.	“Partners” means:
(i)	the Managing General Partner;

(ii)	the Investor General Partners; and

(iii)	the Limited Partners.
41.	“Partnership” means Atlas America Series 27-2006 L.P.

42.	“Partnership Net Production Revenues” means gross revenues after deduction of the related Operating Costs, Direct Costs, Administrative Costs and all other Partnership costs not specifically allocated.

43.	“Partnership Well” means a well, some portion of the revenues from which is received by the Partnership.

44.	“Person” means a natural person, partnership, corporation, association, trust or other legal entity.

45.	“Private Placement Memorandum” means the offering document dated October 15, 2006, as amended or supplemented from time to time, by which the Units are offered and sold.

46.	“Production Purchase” or “Income” Program means any program whose investment objective is to directly acquire, hold, operate, and/or dispose of producing oil and gas properties. Such a program may acquire any type of ownership interest in a producing property, including, but not limited to, working interests, royalties, or production payments. A program which spends at least 90% of capital contributions and funds borrowed (excluding offering and organizational expenses) in the above described activities is presumed to be a production purchase or income program.

47.	“Program” means one or more limited or general partnerships or other investment vehicles formed, or to be formed, for the primary purpose of:
(i)	exploring for natural gas, oil and other hydrocarbon substances; or

(ii)	investing in or holding any property interests which permit the exploration for or production of hydrocarbons or the receipt of such production or its proceeds.
48.	“Prospect” means the drilling or spacing unit on which one Partnership well will be drilled and, if warranted, completed, which is the minimum area permitted by state law or local practice on which one well may be drilled.

49.	“Proved Developed Oil and Gas Reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

50.	“Proved Reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.
(i)	Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:
(a)	that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

(b)	the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data.

In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.
(ii)	Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii)	Estimates of proved reserves do not include the following:
(a)	oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

(b)	crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(c)	crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(d)	crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.
51.	“Proved Undeveloped Reserves” means reserves that are expected to be recovered from either:
(i)	new wells on undrilled acreage; or

(ii)	from existing wells where a relatively major expenditure is required for recompletion.

Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.
52.	“Roll-Up” means a transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of the Partnership and the issuance of securities of a Roll-Up Entity. The term does not include:
(i)	a transaction involving securities of the Partnership that have been listed for at least 12 months on a national exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or

(ii)	a transaction involving the conversion to corporate, trust or association form of only the Partnership if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
(a)	voting rights;

(b)	the Partnership’s term of existence;

(c)	the Managing General Partner’s compensation; and

(d)	the Partnership’s investment objectives.

53.	“Roll-Up Entity” means a partnership, trust, corporation or other entity that would be created or survive after the successful completion of a proposed roll-up transaction.

54.	“Sales Commissions” means all underwriting and brokerage discounts and commissions incurred in the sale of Units payable to registered broker/dealers, but excluding the following:
(i)	the 1.5% nonaccountable due diligence fee;

(ii)	the .5% nonaccountable marketing expense fee; and

(iii)	the 2.5% Dealer-Manager fee.
55.	“Selling Agents” means the broker/dealers that are selected by the Dealer-Manager to participate in the offer and sale of the Units.

56.	“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, a program or any person who will manage or is entitled to manage or participate in the management or control of a program. The definition includes:
(i)	the managing and controlling general partner(s) and any other person who actually controls or selects the person who controls 25% or more of the exploratory, development or producing activities of the program, or any segment thereof, even if that person has not entered into a contract at the time of formation of the program; and

(ii)	whenever the context so requires, the term “sponsor” shall be deemed to include its affiliates.
“Sponsor” does not include wholly independent third-parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of units.

57.	“Subscription Agreement” means an execution and subscription instrument in the form attached as Exhibit (I-B) to this Agreement, which is incorporated in this Agreement by reference.

58.	“Tangible Costs” or “Capital Expenditures” means those costs associated with property acquisition and drilling and completing natural gas and oil wells that are generally accepted as capital expenditures under the Code. This includes all of the following:
(i)	costs of equipment, parts and items of hardware used in drilling and completing a well;

(ii)	the costs (other than Intangible Drilling Costs and Lease acquisition costs) to re-enter and deepen an existing well, complete the well to deeper reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper reservoirs; and

(iii)	those items necessary to deliver acceptable natural gas and oil production to purchasers to the extent installed downstream from the wellhead of any well and that are required to be capitalized under the Code and its regulations.
59.	“Tax Matters Partner” means the Managing General Partner.

60.	“Units” or “Units of Participation” means Limited Partner interests and Investor General Partner interests, which will be converted to Limited Partner Units as set forth in §6.01(b), purchased by Participants in the Partnership under the provisions of §3.03 and its subsections, including any rights to profits, losses, income, gain, credits, deductions, cash distributions or returns of capital or other attributes of the Units.

61.	“Working Interest” means an interest in a Lease that is subject to some portion of the cost of development, operation, or maintenance of the Lease.
ARTICLE III
SUBSCRIPTIONS AND FURTHER CAPITAL CONTRIBUTIONS
3.01. Designation of Managing General Partner and Participants. Atlas shall serve as Managing General Partner of the Partnership. Atlas shall further serve as a Participant to the extent of any subscription made by it pursuant to §3.03(b)(1).
Limited Partners and Investor General Partners, including the Managing General Partner and its Affiliates to the extent, if any, they purchase Units, shall serve as Participants.
3.02. Participants.
3.02(a). Limited Partner at Formation. Atlas America, Inc., as Original Limited Partner, has acquired one Unit and has made a Capital Contribution of $100. On the admission of one or more Limited Partners, the Partnership shall return to the Original Limited Partner its Capital Contribution and shall reacquire its Unit. The Original Limited Partner shall then cease to be a Limited Partner in the Partnership with respect to that Unit.
3.02(b). Offering of Interests. The Partnership is authorized to admit to the Partnership at the Initial Closing Date, any Interim Closing Date(s), and the Offering Termination Date additional Participants whose Subscription Agreements are accepted by the Managing General Partner if, after the admission of the additional Participants, the total Units sold do not exceed the maximum number of Units set forth in §3.03(c)(1).
3.02(c). Admission of Participants. No action or consent by the Participants shall be required for the admission of additional Participants pursuant to this Agreement.
All subscribers’ funds shall be held in an interest bearing account or accounts by an independent escrow holder and shall not be released to the Partnership until the receipt and acceptance of the minimum amount of subscription proceeds set forth in §3.03(c)(2). Thereafter, subscriptions may be paid directly to the Partnership account.
3.03. Subscriptions to the Partnership.
3.03(a). Subscriptions by Participants.
3.03(a)(1). Subscription Price and Minimum Subscription. The subscription price of a Unit in the Partnership shall be $25,000, except as set forth below, and shall be designated on each Participant’s Subscription Agreement and payable as set forth in §3.05(b)(1). The minimum subscription per Participant shall be one Unit ($25,000). Larger subscriptions shall be accepted in $1,000 increments.
Notwithstanding the foregoing, the subscription price for:
(i)	the Managing General Partner, its officers, directors, and Affiliates, and Participants who buy Units through the officers and directors of the Managing General Partner, shall be reduced by an amount equal to the 2.5% Dealer-Manager fee, the 7% Sales Commission, the 1.5% nonaccountable marketing expense fee, and the .5% nonaccountable due diligence fee, regardless of when they subscribe, which shall not be paid with respect to those sales; and

(ii)	Registered investment advisors and their clients, and Selling Agents and their registered representatives and principals, shall be reduced by an amount equal to the 7% Sales Commission, which shall not be paid with respect to those sales.
No more than 5% of the total Units sold pursuant to the Private Placement Memorandum shall be sold with the discounts described above.

3.03(a)(2). Effect of Subscription. Execution of a Subscription Agreement shall serve as an agreement by the Participant to be bound by each and every term of this Agreement.
3.03(b). Optional Subscriptions for Units by Managing General Partner.
3.03(b)(1). Managing General Partner’s Optional Subscriptions for Units. In addition to the Managing General Partner’s required Capital Contributions under §3.04(a), the Managing General Partner may subscribe for up to 5% of the total Units sold in the Partnership under the provisions of §3.03(a) and its subsections, and, subject to the limitations on voting rights set forth in §4.03(c)(3), to that extent shall be deemed to be a Participant in the Partnership for all purposes under this Agreement.
3.03(b)(2). Effect of and Evidencing Subscription. The Managing General Partner has executed a Managing General Partner Signature Page which:
(i)	evidences the Managing General Partner’s required Capital Contributions under §3.04(a); and

(ii)	may be amended, from time-to-time, to reflect the amount of any optional subscriptions for Units as a Participant under §3.03(b)(1).
Execution of the Managing General Partner Signature Page serves as an agreement by the Managing General Partner to be bound by each and every term of this Agreement.
3.03(c). Maximum and Minimum Number of Units.
3.03(c)(1). Maximum Number of Units. The maximum number of Units may not exceed 2,840 Units, which is up to $71 million of cash subscription proceeds, excluding the subscription discounts permitted under §3.03(a)(1).
3.03(c)(2). Minimum Number of Units. The minimum number of Units shall equal at least 80 Units, but in any event not less than the number of Units that provides the Partnership with cash subscription proceeds of $2,000,000, excluding the subscription discounts permitted under §3.03(a)(1). Subject to the limitation set forth in §3.03(b)(1), the Managing General Partner, its officers, directors, and Affiliates may purchase the number of Units required to satisfy the minimum subscription proceeds required under this section, to the extent paid in cash and excluding the subscription discounts permitted under §3.03(a)(1).
If subscriptions for the minimum number of Units have not been received and accepted at the Offering Termination Date, then all monies deposited by subscribers shall be promptly returned to them. They shall receive interest earned on their subscription proceeds from the date the monies were deposited in escrow through the date of refund, without deduction for any fees.
The partnership may break escrow and begin its drilling activities, in the Managing General Partner’s sole discretion, on receipt and acceptance of the minimum subscription proceeds.
3.03(d). Acceptance of Subscriptions.
3.03(d)(1). Discretion by the Managing General Partner. Acceptance of subscriptions is discretionary with the Managing General Partner. The Managing General Partner may reject any subscription for any reason it deems appropriate.
3.03(d)(2). Time Period in Which to Accept Subscriptions. Subscriptions shall be accepted or rejected by the Managing General Partner within 30 days of their receipt. If a subscription is rejected, then all of the subscriber’s funds shall be returned to the subscriber promptly, with interest earned and without deduction for any fees.
3.03(d)(3). Admission to the Partnership. The Participants shall be admitted to the Partnership as follows:
(i)	not later than 15 days after the release from the escrow account of Participants’ subscription proceeds to the Partnership; or

(ii)	if a Participant’s subscription proceeds are received by the Partnership after the close of the escrow account, then not later than the last day of the calendar month in which his Subscription Agreement was accepted by the Managing General Partner.
3.04. Capital Contributions of the Managing General Partner.
3.04(a). Managing General Partner’s Required Capital Contributions. The Managing General Partner, as a general partner and not as a Participant, is required to pay the costs or make the other required Capital Contributions charged to it under this Agreement, including contributing to the Partnership the Leases that will be drilled by the Partnership on the terms set forth in §4.01(a)(4), in an amount equal to not less than 25%, in the aggregate, of all Capital Contributions to the Partnership, at the time the costs are required to be paid by the Partnership, but no later than December 31, 2007.
3.04(b). On Liquidation the Managing General Partner Must Contribute Deficit Balance in Its Capital Account. The Managing General Partner shall contribute to the Partnership any deficit balance in its Capital Account on the occurrence of either of the following events:
(i)	the liquidation of the Partnership; or

(ii)	the liquidation of the Managing General Partner’s interest in the Partnership.
This shall be determined after taking into account all adjustments for the Partnership’s taxable year during which the liquidation occurs, other than adjustments made pursuant to this requirement, by the end of the taxable year in which the liquidation occurs or, if later, within 90 days after the date of the liquidation.
3.04(c). Managing General Partner’s Partnership Interest for Capital Contributions. The interest of the Managing General Partner, as Managing General Partner and not as a Participant, in the capital and profits of the Partnership is fully vested and nonforfeitable as of the date of the formation of the Partnership and is in consideration for, and is the only consideration for, its required Capital Contributions to the Partnership.
3.04(d). Managing General Partner’s Right to Assign Its Partnership Interest. Subject to §5.01(b)(4)(a) regarding the Managing General Partner’s subordination obligation, the Managing General Partner has the right at any time, in its discretion, without the consent of the Participants and without affecting the allocation of costs and revenues to the Participants or the Managing General Partner’s voting rights under this Agreement, to sell, contribute, exchange or otherwise transfer all or any portion of its interest as Managing General Partner or as a Participant (if it purchases Units) in the Partnership, or any interest therein to an Affiliate of the Managing General Partner. In that event, except as otherwise may be permitted under this Agreement, if the Affiliated transferee of the Managing General Partner’s transferred interest in the Partnership does not become a substituted Managing General Partner in the Partnership, the Affiliated transferee, as a partner in the Partnership for tax purposes only, shall have the right to receive the share of the Partnership’s profits, losses, income, gains, deductions, credits and depletion allowances, or items thereof, and cash distributions and returns of capital (including, but not limited to, cash distributions and returns of capital on dissolution and liquidation of the Partnership) to which the Managing General Partner would otherwise be entitled under this Agreement with respect to its transferred interest in the Partnership.
Subject to the foregoing, the transfer of the Managing General Partner’s interest in the Partnership to any of its Affiliates may be made on any terms and conditions as the Managing General Partner determines, in its discretion, and the Partnership and the Participants shall have no right to receive or otherwise share in any consideration received by the Managing General Partner from its Affiliate for the transfer of the Managing General Partner’s interest in the Partnership.
No transfer of the Managing General Partner’s interest in the Partnership to its Affiliate under this §3.04(d) shall require an accounting by the Managing General Partner or the Partnership to the Participants.
3.05. Payment of Subscriptions.
3.05(a). Managing General Partner’s Subscriptions. The Managing General Partner shall pay any optional subscription under §3.03(b)(1) as set forth in §3.05(b)(1).

3.05(b). Participant Subscriptions and Additional Capital Contributions of the Investor General Partners.
3.05(b)(1). Payment of Subscription Agreements. A Participant shall pay the subscription amount designated on his Subscription Agreement 100% in cash at the time of subscribing. A Participant shall receive interest on the amount he pays from the time his subscription proceeds are deposited in the escrow account, or a Partnership account after the minimum number of Units have been received as provided in §3.06(b), until the Offering Termination Date at a rate equal to the greater of 6% per annum or the market rate paid by the escrow agent.
If the amount of interest paid by the escrow agent is less than 6% per annum, then the difference shall be paid by the Managing General Partner.
3.05(b)(2). Additional Required Capital Contributions of the Investor General Partners. Investor General Partners must make Capital Contributions to the Partnership when called by the Managing General Partner, in addition to their subscription amounts, for their pro rata share of any Partnership obligations and liabilities that are recourse to the Investor General Partners and are represented by their ownership of Units before the conversion of Investor General Units to Limited Partner Units under §6.01(b).
3.05(b)(3). Default Provisions. The failure of an Investor General Partner to timely make a required additional Capital Contribution under this section results in his personal liability to the other Investor General Partners for the amount in default. The remaining Investor General Partners, in proportion to their respective number of Units, must pay the defaulting Investor General Partner’s share of Partnership liabilities and obligations called for by the Managing General Partner. In that event, the remaining Investor General Partners:
(i)	shall have a first and preferred lien on the defaulting Investor General Partner’s interest in the Partnership to secure payment of the amount in default plus interest at the legal rate;

(ii)	shall be entitled to receive 100% of the defaulting Investor General Partner’s cash distributions, in proportion to their respective number of Units, until the amount in default is recovered in full plus interest at the legal rate; and

(iii)	may commence legal action to collect the amount due plus interest at the legal rate.
3.06. Partnership Funds.
3.06(a). Fiduciary Duty. The Managing General Partner has a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the Managing General Partner’s possession or control. The Managing General Partner shall not employ, or permit another to employ, the funds and assets of the Partnership in any manner except for the exclusive benefit of the Partnership.
3.06(b). Special Account After the Receipt of the Minimum Partnership Subscriptions. Following the receipt of the minimum number of Units and breaking escrow, the funds of the Partnership shall be held in a separate interest-bearing account maintained for the Partnership and shall not be commingled with funds of any other entity.
3.06(c). Investment.
3.06(c)(1). Investments in Other Entities. Partnership funds shall not be invested in the securities of another person except in the following instances:
(i)	investments in Working Interests or undivided Lease interests made in the ordinary course of the Partnership’s business;

(ii)	temporary investments made as set forth in §3.06(c)(2);

(iii)	multi-tier arrangements meeting the requirements of §4.03(d)(15);

(iv)	investments involving less than 5% of the Partnership’s subscription proceeds that are a necessary and incidental part of a property acquisition transaction; and

(v)	investments in entities established solely to limit the Partnership’s liabilities associated with the ownership or operation of property or equipment, provided that duplicative fees and expenses shall be prohibited.
3.06(c)(2). Permissible Investments Before Investment in Partnership Activities. After the Initial Closing Date and until proceeds from the offering are invested in the Partnership’s operations, the proceeds may be temporarily invested in income producing short-term, highly liquid investments, in which there is appropriate safety of principal, such as U.S. Treasury Bills.
ARTICLE IV
CONDUCT OF OPERATIONS
4.01. Acquisition of Leases.
4.01(a). Assignment to Partnership.
4.01(a)(1). In General. The Managing General Partner shall select, acquire and assign or cause to have assigned to the Partnership full or partial interests in Leases, by any method customary in the natural gas and oil industry, subject to the terms and conditions set forth below.
The Partnership shall acquire only Leases reasonably expected to meet the stated purposes of the Partnership. No Leases shall be acquired for the purpose of a subsequent sale, Farmout, or other disposition unless the acquisition is made after a well has been drilled to a depth sufficient to indicate that the acquisition would be in the Partnership’s best interest.
4.01(a)(2). Federal and State Leases. The Partnership is authorized to acquire Leases on federal and state lands.
4.01(a)(3). Managing General Partner’s Discretion as to Terms and Burdens of Acquisition. Subject to the provisions of §4.03(d) and its subsections, the acquisitions of Leases or other property may be made under any terms and obligations, including any limitations as to the Horizons to be assigned to the Partnership and subject to any burdens as the Managing General Partner deems necessary in its sole discretion.
4.01(a)(4). Cost of Leases. All Leases shall be:
(i)	contributed to the Partnership by the Managing General Partner or its Affiliates; and

(ii)	credited towards the Managing General Partner’s required Capital Contribution set forth in §3.04(a) at the Cost of the Lease, unless the Managing General Partner has cause to believe that Cost is materially more than the fair market value of the property, in which case the credit for the contribution must be made at a price not in excess of the fair market value.
A determination of fair market value must be supported by an appraisal from an Independent Expert.
4.01(a)(5). The Managing General Partner, Operator or Their Affiliates’ Rights in the Remainder Interests. Subject to the provisions of §4.03(d) and its subsections, to the extent the Partnership does not acquire a full interest in a Lease from the Managing General Partner or its Affiliates, the remainder of the interest in the Lease may be held by the Managing General Partner or its Affiliates. They may either:
(i)	retain and exploit the remaining interest for their own account; or

(ii)	sell or otherwise dispose of all or a part of the remaining interest.
Profits from the exploitation and/or disposition of their retained interests in the Leases shall be for the benefit of the Managing General Partner or its Affiliates to the exclusion of the Partnership and the Participants.

4.01(a)(6). No Breach of Duty. Subject to the provisions of §4.03 and its subsections, acquisition of Leases from the Managing General Partner, the Operator or their Affiliates shall not be considered a breach of any obligation owed by them to the Partnership or the Participants.
4.01(b). No Overriding Royalty Interests. Neither the Managing General Partner, the Operator nor any Affiliate shall retain any Overriding Royalty Interest on the Leases acquired by the Partnership.
4.01(c). Title and Nominee Arrangements.
4.01(c)(1). Legal Title. Legal title to all Leases acquired by the Partnership shall be held on a permanent basis in the name of the Partnership. However, Partnership properties may be held temporarily in the name of:
(i)	the Managing General Partner;

(ii)	the Operator;

(iii)	their Affiliates; or

(iv)	in the name of any nominee designated by the Managing General Partner to facilitate the acquisition of the properties.
4.01(c)(2). Managing General Partner’s Discretion. The Managing General Partner shall take the steps which are necessary in its best judgment to render title to the Leases to be acquired by the Partnership acceptable for the purposes of the Partnership. The Managing General Partner shall be free, however, to use its own best judgment in waiving title requirements.
The Managing General Partner shall not be liable to the Partnership or to the other parties for any mistakes of judgment; nor shall the Managing General Partner be deemed to be making any warranties or representations, express or implied, as to the validity or merchantability of the title to the Leases assigned to the Partnership or the extent of the interest covered thereby, except as otherwise provided in the Drilling and Operating Agreement.
4.01(c)(3). Commencement of Operations. The Partnership shall not begin operations on its Leases unless the Managing General Partner is satisfied that necessary title requirements have been satisfied.
4.02. Conduct of Operations.
4.02(a). In General. The Managing General Partner shall establish a program of operations for the Partnership. Subject to the limitations contained in Article III of this Agreement concerning the maximum Capital Contribution that can be required of a Limited Partner, the Managing General Partner, the Limited Partners, and the Investor General Partners agree to participate in the program so established by the Managing General Partner.
4.02(b). Management. Subject to any restrictions contained in this Agreement, the Managing General Partner shall exercise full control over all operations of the Partnership.
4.02(c). General Powers of the Managing General Partner.
4.02(c)(1). In General. Subject to the provisions of §4.03 and its subsections, and to any authority that may be granted the Operator under §4.02(c)(3)(b), the Managing General Partner shall have full authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership. Without limiting the generality of the foregoing, the Managing General Partner is expressly authorized to engage in:
(i)	the making of all determinations of which Leases, wells and operations will be participated in by the Partnership, which includes:
(a)	which Leases are developed;

(b)	which Leases are abandoned; or

(c)	which Leases are sold or assigned to other parties, including other investor ventures organized by the Managing General Partner, the Operator, or any of their Affiliates;
(ii)	the negotiation and execution on any terms deemed desirable in its sole discretion of any contracts, conveyances, or other instruments, considered useful to the conduct of the operations or the implementation of the powers granted it under this Agreement, including, without limitation:
(a)	the making of agreements for the conduct of operations, including agreements and financial instruments relating to hedging the Partnership’s natural gas and oil;

(b)	the exercise of any options, elections, or decisions under any such agreements; and

(c)	the furnishing of equipment, facilities, supplies and material, services, and personnel;
(iii)	the exercise, on behalf of the Partnership or the parties, as the Managing General Partner in its sole judgment deems best, of all rights, elections and options granted or imposed by any agreement, statute, rule, regulation, or order;

(iv)	the making of all decisions concerning the desirability of payment, and the payment or supervision of the payment, of all delay rentals and shut-in and minimum or advance royalty payments;

(v)	the selection of full or part-time employees and outside consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(vi)	the maintenance of insurance for the benefit of the Partnership and the parties as it deems necessary, but in no event less in amount or type than the following:
(a)	worker’s compensation insurance in full compliance with the laws of the Commonwealth of Pennsylvania and any other applicable state laws;

(b)	liability insurance, including automobile, which has a $1,000,000 combined single limit for bodily injury and property damage in any one accident or occurrence and in the aggregate; and

(c)	liability and excess liability insurance as to bodily injury and property damage with combined limits of $50,000,000 during drilling operations and thereafter, per occurrence or accident and in the aggregate, which includes $1,000,000 of seepage, pollution and contamination insurance which protects and defends the insured against property damage or bodily injury claims from third-parties, other than a co-owner of the Working Interest, alleging seepage, pollution or contamination damage resulting from a pollution incident. The excess liability insurance, which is for general liability only, shall be in place and effective no later than the date drilling operations begin and, for purposes of satisfying this requirement, the Partnership shall have the benefit of the Managing General Partner’s $50,000,000 liability insurance on the same basis as the Managing General Partner and its other Affiliates, including the Managing General Partner’s other Programs;
(vii)	the use of the funds and revenues of the Partnership, and the borrowing on behalf of, and the loan of money to, the Partnership, on any terms it sees fit, for any purpose, including without limitation:
(a)	the conduct or financing, in whole or in part, of the drilling and other activities of the Partnership;

(b)	the conduct of additional operations; and

(c)	the repayment of any borrowings or loans used initially to finance these operations or activities;

(viii)	the disposition, hypothecation, sale, exchange, release, surrender, reassignment or abandonment of any or all assets of the Partnership, including without limitation, the Leases, wells, equipment and production therefrom, provided that the sale of all or substantially all of the assets of the Partnership shall only be made as provided in §4.03(d)(6);

(ix)	the formation of any further limited or general partnership, tax partnership, joint venture, or other relationship that it deems desirable with any parties who it, in its sole discretion, selects, including any of its Affiliates;

(x)	the control of any matters affecting the rights and obligations of the Partnership, including:
(a)	the employment of attorneys to advise and otherwise represent the Partnership;

(b)	the conduct of litigation and incurring other legal expenses; and

(c)	the settlement of claims and litigation;
(xi)	the operation of producing wells drilled on the Leases or on a Prospect that includes any part of the Leases;

(xii)	the exercise of the rights granted to it under the power of attorney created under this Agreement; and

(xiii)	the incurring of all costs and the making of all expenditures in any way related to any of the foregoing.
4.02(c)(2). Scope of Powers. The Managing General Partner’s powers shall extend to any operation participated in by the Partnership or affecting its Leases, or other property or assets, irrespective of whether or not the Managing General Partner is designated operator of the operation by any outside persons participating therein.
4.02(c)(3). Delegation of Authority.
4.02(c)(3)(a). In General. The Managing General Partner may subcontract and delegate all or any part of its duties under this Agreement to any entity chosen by it, including an entity Affiliated with it, which party shall have the same powers in the conduct of the duties as would the Managing General Partner. The delegation, however, shall not relieve the Managing General Partner of its responsibilities under this Agreement.
4.02(c)(3)(b). Delegation to Operator. The Managing General Partner is specifically authorized to delegate any or all of its duties to the Operator by executing the Drilling and Operating Agreement. This delegation shall not relieve the Managing General Partner of its responsibilities under this Agreement.
4.02(c)(4). Related Party Transactions. Subject to the provisions of §4.03 and its subsections, any transaction that the Managing General Partner is authorized to enter into on behalf of the Partnership under the authority granted in this section and its subsections, may be entered into by the Managing General Partner with itself or with any other general partner, the Operator, or any of their Affiliates.
4.02(d). Additional Powers. In addition to the powers granted the Managing General Partner under §4.02(c) and its subsections or elsewhere in this Agreement, the Managing General Partner, when specified, shall have the following additional express powers.
4.02(d)(1). Drilling Contracts. All Partnership Wells shall be drilled under the Drilling and Operating Agreement for an amount equal to the sum of the following items:
(i)	the Cost of permits, supplies, materials, equipment, and all other items used in the drilling and completion of a well provided by third-parties, or if the foregoing items are provided by Affiliates of the Managing General Partner, then those items will be charged at competitive rates;

(ii)	fees for third-party services;

(iii)	fees for services provided by the Managing General Partner’s Affiliates, which will be charged at competitive rates;

(iv)	an administration and oversight fee of $15,000 per well, which will be charged to the Participants as part of each well’s Intangible Drilling Costs and the portion of equipment costs paid by the Participants; and

(v)	a mark-up in an amount equal to 15% of the sum of (i), (ii), (iii) and (iv), above, for the Managing General Partner’s services as general drilling contractor.
4.02(d)(2). Power of Attorney.
4.02(d)(2)(a). In General. Each Participant appoints the Managing General Partner his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, from time to time:
(i)	to create, prepare, complete, execute, file, swear to, deliver, endorse, and record any and all documents, certificates, government reports, or other instruments as may be required by law, or are necessary to amend this Agreement as authorized under the terms of this Agreement, or to qualify the Partnership as a limited partnership or partnership in commendam and to conduct business under the laws of any jurisdiction in which the Managing General Partner elects to qualify the Partnership or conduct business; and

(ii)	to create, prepare, complete, execute, file, swear to, deliver, endorse and record any and all instruments, assignments, security agreements, financing statements, certificates, and other documents as may be necessary from time to time to implement the borrowing powers granted under this Agreement.
4.02(d)(2)(b). Further Action. Each Participant authorizes the attorney-in-fact to take any further action which the attorney-in-fact considers necessary or advisable in connection with any of the foregoing powers and rights granted the Managing General Partner under this section and its subsections. Each party acknowledges that the power of attorney granted under §4.02(d)(2)(a):
(i)	is a special power of attorney coupled with an interest and is irrevocable; and

(ii)	shall survive the assignment by the Participant of the whole or a portion of his Units; except when the assignment is of all of the Participant’s Units and the purchaser, transferee, or assignee of the Units is admitted as a successor Participant, the power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the attorney-in-fact to execute, acknowledge, and file any agreement, certificate, instrument or document necessary to effect the substitution.
4.02(d)(2)(c). Power of Attorney to Operator. The Managing General Partner is authorized to grant a Power of Attorney to the Operator on behalf of the Partnership.
4.02(e). Borrowings and Use of Partnership Revenues.
4.02(e)(1). Power to Borrow or Use Partnership Revenues.
4.02(e)(1)(a). In General. If additional funds over the Participants’ Capital Contributions are needed for Partnership operations, then the Managing General Partner may:
(i)	use Partnership revenues for such purposes; or

(ii)	the Managing General Partner and its Affiliates may advance the necessary funds to the Partnership under §4.03(d)(8)(b), although they are not obligated to advance the funds to the Partnership.
4.02(e)(1)(b). Limitation on Borrowing. Partnership borrowings, other than credit transactions on open account customary in the industry to obtain goods and services, shall be subject to the following limitations:

(i)	the borrowings must be without recourse to the Investor General Partners and the Limited Partners except as otherwise provided in this Agreement; and

(ii)	the amount that may be borrowed at any one time may not exceed an amount equal to 5% of the Partnership’s subscription proceeds.

4.02(f). Tax Matters Partner.
4.02(f)(1). Designation of Tax Matters Partner. The Managing General Partner is designated the Tax Matters Partner of the Partnership under Section 6231(a)(7) of the Code. The Managing General Partner is authorized to act in this capacity on behalf of the Partnership and the Participants and to take any action, including settlement or litigation, which it in its sole discretion deems to be in the best interest of the Partnership.
4.02(f)(2). Costs Incurred by Tax Matters Partner. Costs incurred by the Tax Matters Partner shall be considered a Direct Cost of the Partnership.
4.02(f)(3). Notice to Participants of IRS Proceedings. The Tax Matters Partner shall notify all of the Participants of any administrative or other legal proceedings involving the Partnership and the IRS or any other taxing authority, and thereafter shall furnish all of the Participants periodic reports at least quarterly on the status of the proceedings.
4.02(f)(4). Participant Restrictions. Each Participant agrees as follows:
(i)	he will not file the statement described in Section 6224(c)(3)(B) of the Code prohibiting the Managing General Partner as the Tax Matters Partner for the Partnership from entering into a settlement on his behalf with respect to partnership items, as that term is defined in Section 6231(a)(3) of Code, of the Partnership;

(ii)	he will not form or become and exercise any rights as a member of a group of Partners having a 5% or greater interest in the profits of the Partnership under Section 6223(b)(2) of the Code; and

(iii)	the Managing General Partner is authorized to file a copy of this Agreement, or pertinent portions of this Agreement, with the IRS under Section 6224(b) of the Code if necessary to perfect the waiver of rights under this subsection.
4.03. General Rights and Obligations of the Participants and Restricted and Prohibited Transactions.
4.03(a)(1). Limited Liability of Limited Partners. Limited Partners shall not be bound by the obligations of the Partnership other than as provided under the Delaware Revised Uniform Limited Partnership Act. Limited Partners shall not be personally liable for any debts of the Partnership or any of the obligations or losses of the Partnership beyond the subscription amount designated on the Subscription Agreement executed by each respective Limited Partner unless:
(i)	they also subscribe to the Partnership as Investor General Partners; or

(ii)	in the case of the Managing General Partner, it purchases Limited Partner Units.
4.03(a)(2). No Management Authority of Participants. Participants, other than the Managing General Partner if it buys Units, shall have no power over the conduct of the affairs of the Partnership. No Participant, other than the Managing General Partner if it buys Units, shall take part in the management of the business of the Partnership, or have the power to sign for or to bind the Partnership.
4.03(b). Reports and Disclosures.
4.03(b)(1). Annual Reports and Financial Statements. Beginning with the 2006 calendar year, the Partnership shall provide each Participant an annual report within 120 days after the close of the calendar year, and beginning with the 2007 calendar year, a report within 75 days after the end of the first six months of its calendar year, containing unaudited financial statements of the Partnership. The reports shall include a balance sheet and statements of income, cash flow, and Partners’

equity, which shall be prepared either in accordance with accounting principals followed for federal tax reporting purposes or generally accepted accounting principles as determined in the discretion of the Managing General Partner. Notwithstanding the above, if the Partnership sells Units to 500 or more Participants and receives and accepts cash subscription proceeds exceeding $10 million, which the Partnership may do in the Managing General Partner’s sole discretion, it must register the Units with the SEC under the Securities Exchange Act of 1934 (“Exchange Act”). This would require the Partnership to comply with the reporting requirements of the Exchange Act, including timely filing of quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K, and would subject the Partnership to other actions including, but not limited to, compliance with corporate governance and disclosure requirements under the Sarbanes-Oxley Act of 2002. This would increase the Partnership’s Administrative Costs and Direct Costs, including legal and accounting fees, which would be paid by the Participants and the Managing General Partner as described in §5.01(a)(4). These additional expenses also would include the costs of required annual audited financial statements that would not otherwise be required under this Agreement.
4.03(b)(2). Tax Information. The Partnership shall, by March 15 of each year, prepare, or supervise the preparation of, and transmit to each Participant the information needed for the Participant to file the following:
(i)	his federal income tax return;

(ii)	any required state income tax return; and

(iii)	any other reporting or filing requirements imposed by any governmental agency or authority.
4.03(b)(3). Reserve Report. Beginning with the second calendar year after the Offering Termination Date and every year thereafter, the Partnership shall provide to each Participant the following:
(i)	a summary of the computation of the Partnership’s total natural gas and oil Proved Reserves;

(ii)	a summary of the computation of the present worth of the reserves determined using:
(a)	a discount rate of 10%;

(b)	a constant price for the oil; and

(c)	basing the price of natural gas on the existing natural gas contracts; and
(iii)	a statement of each Participant’s interest in the reserves.
The reserve computations shall be based on engineering reports prepared by the Managing General Partner and reviewed by an Independent Expert.
4.03(b)(4). Cost of Reports. The cost of all reports described in this §4.03(b), including the additional required reports if the Units must be registered with the SEC as described in §4.03(b)(1), shall be paid by the Partnership as Direct Costs.
4.03(b)(5). Participant Access to Records. The Participants and/or their representatives shall be permitted access to all Partnership records, provided that access to the list of Participants shall be subject to §4.03(b)(7) below. Subject to the foregoing, a Participant may inspect and copy any of the Partnership’s records after giving adequate notice to the Managing General Partner at any reasonable time.
Notwithstanding the foregoing, the Managing General Partner may keep logs, well reports, and other drilling and operating data confidential for reasonable periods of time. The Managing General Partner may release information concerning the operations of the Partnership to the sources that are customary in the industry or required by rule, regulation, or order of any regulatory body.
4.03(b)(6). Required Length of Time to Hold Records. The Managing General Partner must maintain and preserve during the term of the Partnership and for six years thereafter all accounts, books and other relevant documents that include:

(i)	a record that a Participant meets the suitability standards established in connection with an investment in the Partnership; and

(ii)	any appraisal of the fair market value of the Leases as set forth in §4.01(a)(4), along with associated supporting information, or fair market value of any producing property as set forth in §4.03(d)(3).
4.03(b)(7). Participant Lists. The following provisions apply regarding access to the list of Participants:
(i)	an alphabetical list of the names, addresses, and business telephone numbers of the Participants along with the number of Units held by each of them (the “Participant List”) must be maintained as a part of the Partnership’s books and records and be available for inspection by any Participant or his designated agent at the home office of the Partnership on the Participant’s request;

(ii)	the Participant List must be updated at least quarterly to reflect changes in the information contained in the Participant List;

(iii)	a copy of the Participant List must be mailed to any Participant requesting the Participant List within 10 days of the written request, printed in alphabetical order on white paper, and in a readily readable type size in no event smaller than 10-point type and a reasonable charge for copy work will be charged by the Partnership;

(iv)	the purposes for which a Participant may request a copy of the Participant List include, without limitation, matters relating to Participant’s voting rights under this Agreement and the exercise of Participant’s rights under the federal proxy laws; and

(v)	the Managing General Partner may refuse to exhibit, produce, or mail a copy of the Participant List as requested if the Managing General Partner believes that the actual purpose and reason for the request for inspection or for a copy of the Participant List is to secure the list of Participants or other information for the purpose of selling the list or information or copies of the list, or of using the same for a commercial purpose other than in the interest of the applicant as a Participant relative to the affairs of the Partnership. The Managing General Partner will require the Participant requesting the Participant List to represent in writing that the list was not requested for a commercial purpose unrelated to the Participant’s interest in the Partnership.
4.03(c). Meetings of Participants.
4.03(c)(1). Procedure for a Participant Meeting.
4.03(c)(1)(a). Meetings May Be Called by Managing General Partner or Participants. Meetings of the Participants may be called as follows:
(i)	by the Managing General Partner; or

(ii)	by Participants whose Units equal 10% or more of the total Units for any matters on which Participants may vote.
The call for a meeting by the Participants as described above shall be deemed to have been made on receipt by the Managing General Partner of a written request from holders of the requisite percentage of Units stating the purpose(s) of the meeting.
4.03(c)(1)(b). Notice Requirement. The Managing General Partner shall deposit in the United States mail within 15 days after the receipt of the request, written notice to all Participants of the meeting and the purpose of the meeting. The meeting shall be held on a date not less than 30 days nor more than 60 days after the date of the mailing of the notice, at a reasonable time and place.

Notwithstanding the foregoing, the date for notice of the meeting may be extended for a period of up to 60 days if, in the opinion of the Managing General Partner, the additional time is necessary to permit preparation of proxy or information statements or other documents required to be delivered in connection with the meeting by the SEC or other regulatory authorities.
4.03(c)(1)(c). May Vote by Proxy. Participants shall have the right to vote at any Participant meeting either:
(i)	in person; or

(ii)	by proxy.
4.03(c)(2). Special Voting Rights. At the request of Participants whose Units equal 10% or more of the total Units, the Managing General Partner shall call for a vote by Participants. Each Unit is entitled to one vote on all matters, and each fractional Unit is entitled to that fraction of one vote equal to the fractional interest in the Unit. Participants whose Units equal a majority of the total Units may, without the concurrence of the Managing General Partner or its Affiliates, vote to:
(i)	dissolve the Partnership;

(ii)	remove the Managing General Partner and elect a new Managing General Partner;

(iii)	elect a new Managing General Partner if the Managing General Partner elects to withdraw from the Partnership;

(iv)	remove the Operator and elect a new Operator;

(v)	approve or disapprove the sale of all or substantially all of the assets of the Partnership;

(vi)	cancel any contract for services with the Managing General Partner, the Operator, or their Affiliates that is not described in the Private Placement Memorandum or this Agreement without penalty on 60 days notice; and

(vii)	amend this Agreement; provided however:
(a)	any amendment may not increase the duties or liabilities of any Participant or the Managing General Partner or increase or decrease the profit or loss sharing or required Capital Contribution of any Participant or the Managing General Partner without the approval of the Participant or the Managing General Partner, respectively; and

(b)	any amendment may not affect the classification of Partnership income and loss for federal income tax purposes without the unanimous approval of all Participants.
4.03(c)(3). Restrictions on Managing General Partner’s Voting Rights. With respect to Units owned by the Managing General Partner or its Affiliates, the Managing General Partner and its Affiliates may vote or consent on all matters other than the matters set forth in §4.03(c)(2)(ii) and (iv) above.
In determining the requisite percentage in interest of Units necessary to approve any Partnership matter on which the Managing General Partner and its Affiliates may not vote or consent, any Units owned by the Managing General Partner and its Affiliates shall not be included.
4.03(c)(4). Restrictions on Limited Partner Voting Rights. The exercise by the Limited Partners of the rights granted Participants under §4.03(c), except for the special voting rights granted Participants under §4.03(c)(2), shall be subject to the prior legal determination that the grant or exercise of the powers will not adversely affect the limited liability of Limited Partners. Notwithstanding the foregoing, if in the opinion of counsel to the Partnership the legal determination is not necessary under Delaware law to maintain the limited liability of the Limited Partners, then it shall not be required. A legal determination under this paragraph may be made either pursuant to:

(i)	an opinion of counsel, the counsel being independent of the Partnership and selected on the vote of Limited Partners whose Units equal a majority of the total Units held by Limited Partners; or

(ii)	a declaratory judgment issued by a court of competent jurisdiction.
The Investor General Partners may exercise the rights granted to the Participants whether or not the Limited Partners can participate in the vote if the Investor General Partners represent the requisite percentage of Units necessary to take the action.
4.03(d). Transactions with the Managing General Partner.
4.03(d)(1). Transfer of Equal Proportionate Interest. When the Managing General Partner or an Affiliate (excluding another Program in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) sells, transfers or conveys any natural gas, oil or other mineral interests or property to the Partnership, it must, at the same time, sell, transfer or convey to the Partnership an equal proportionate interest in all its other property in the same Prospect. Each Prospect shall consist of the drilling or spacing unit on which the well will be drilled by the Partnership, which is the minimum area permitted by state law or local practice on which one well may be drilled.
Additionally, for a period of five years after the drilling of the Partnership Well neither the Managing General Partner nor its Affiliates may drill any well:
(i)	to the Clinton/Medina geological formation, if the well would be within 1,650 feet of an existing Partnership Well in Pennsylvania or within 1,000 feet of an existing Partnership Well in Ohio; or

(ii)	to the Mississippian and/or Upper Devonian Sandstone reservoirs in Fayette, Greene and Westmoreland Counties, Pennsylvania, if the well would be within 1,000 feet from a producing Partnership Well, although the Partnership may drill a new well or re-enter an existing well that is closer than 1,000 feet to a plugged and abandoned well.
If the Partnership abandons its interest in a well, then the restrictions described above shall continue for one year following the abandonment.
4.03(d)(2). Transfer of Less than the Managing General Partner’s and its Affiliates’ Entire Interest. A sale, transfer or a conveyance to the Partnership of less than all of the ownership of the Managing General Partner or an Affiliate (excluding another Program in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) in any Prospect shall not be made unless:
(i)	the interest retained by the Managing General Partner or the Affiliate is a proportionate Working Interest;

(ii)	the respective obligations of the Managing General Partner or its Affiliates and the Partnership are substantially the same after the sale of the interest by the Managing General Partner or its Affiliates; and

(iii)	the Managing General Partner’s interest in revenues does not exceed the amount proportionate to its retained Working Interest.
This section does not prevent the Managing General Partner or its Affiliates from subsequently dealing with their retained interest as they may choose with unaffiliated parties or Affiliated partnerships.
4.03(d)(3). Limitations on Sale of Undeveloped and Developed Leases to the Managing General Partner. Other than another Program managed by the Managing General Partner and its Affiliates as set forth in §4.03(d)(5), the Managing General Partner and its Affiliates shall not purchase any undeveloped Leases from the Partnership other than at the higher of Cost or fair market value. Farmouts to the Managing General Partner and its affiliates may be made as set forth in §4.03(d)(9).
The Managing General Partner and its Affiliates, other than an Affiliated Income Program, shall not purchase any producing natural gas or oil property from the Partnership unless:

(i)	the sale is in connection with the liquidation of the Partnership; or

(ii)	the Managing General Partner’s well supervision fees under the Drilling and Operating Agreement for the well have exceeded the net revenues of the well, determined without regard to the Managing General Partner’s well supervision fees for the well, for a period of at least three consecutive months.
Under both clauses (i) and (ii) above, the sale must be at fair market value supported by an appraisal of an Independent Expert selected by the Managing General Partner.
4.03(d)(4). Transactions Must Be Fair and Reasonable. Neither the Managing General Partner nor any Affiliate shall sell, transfer, or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except under transactions that are fair and reasonable, nor take any action with respect to the assets or property of the Partnership which does not primarily benefit the Partnership.
4.03(d)(5). Transfer of Leases Between Affiliated Limited Partnerships. The transfer of an undeveloped Lease from the Partnership to another drilling Program sponsored or managed by the Managing General Partner or its Affiliates must be made at fair market value if the undeveloped Lease has been held by the Partnership for more than two years. Otherwise, if the Managing General Partner deems it to be in the best interest of the Partnership, the transfer may be made at Cost.
An Affiliated Income Program may purchase a producing natural gas and oil property from the Partnership at any time at:
(i)	fair market value as supported by an appraisal from an Independent Expert if the property has been held by the Partnership for more than six months or the Partnership has made significant expenditures in connection with the property; or

(ii)	Cost, as adjusted for intervening operations, if the Managing General Partner deems it to be in the best interest of the Partnership.
However, these prohibitions shall not apply to joint ventures or Farmouts among Affiliated partnerships, provided that:
(i)	the respective obligations and revenue sharing of all parties to the transaction are substantially the same; and

(ii)	the compensation arrangement or any other interest or right of either the Managing General Partner or its Affiliates is the same in each Affiliated partnership or if different, the aggregate compensation of the Managing General Partner or the Affiliate is reduced to reflect the lower compensation arrangement.
4.03(d)(6). Sale of All Assets. The sale of all or substantially all of the assets of the Partnership, including without limitation, Leases, wells, equipment and production therefrom, shall be made only with the consent of Participants whose Units equal a majority of the total Units.
4.03(d)(7). Services.
4.03(d)(7)(a). Competitive Rates. The Managing General Partner and any Affiliate shall not render to the Partnership any oil field, equipage, or other services nor sell or lease to the Partnership any equipment or related supplies unless the compensation, price, or rental therefor is competitive with the compensation, price, or rental of other persons in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies that could reasonably be made available to the Partnership.
4.03(d)(7)(b). If Not Disclosed in the Private Placement Memorandum or This Agreement, Then Services by the Managing General Partner Must be Described in a Separate Contract and Cancelable. Any services for which the Managing General Partner or an Affiliate is to receive compensation, other than those described in this Agreement or the Private Placement Memorandum, shall be set forth in a written contract that precisely describes the services to be rendered and all compensation to be paid. These contracts shall be cancelable without penalty on 60 days written notice by Participants whose Units equal a majority of the total Units.

4.03(d)(8). Loans.
4.03(d)(8)(a). No Loans from the Partnership. No loans or advances shall be made by the Partnership to the Managing General Partner or its Affiliates.
4.03(d)(8)(b). Loans to the Partnership. Neither the Managing General Partner nor any Affiliate shall loan money to the Partnership if the interest to be charged exceeds either:
(i)	the Managing General Partner’s or the Affiliate’s interest cost; or

(ii)	that which would be charged to the Partnership, without reference to the Managing General Partner’s or the Affiliate’s financial abilities or guarantees, by unrelated lenders, on comparable loans for the same purpose.
Neither the Managing General Partner nor any Affiliate shall receive points or other financing charges or fees, regardless of the amount, although the actual amount of the charges incurred by them from third-party lenders may be reimbursed to the Managing General Partner or the Affiliate.
4.03(d)(9). Farmouts. The Managing General Partner shall not enter into a Farmout to avoid its paying its share of costs related to drilling a well on an undeveloped Lease.
The Partnership may Farmout an undeveloped lease or well activity only if the Managing General Partner, exercising the standard of a prudent operator, determines that:
(i)	the Partnership lacks the funds to complete the oil and gas operations on the Lease or well and cannot obtain suitable financing;

(ii)	drilling on the Lease or the intended well activity would concentrate excessive funds in one location, creating undue risks to the Partnership;

(iii)	the Leases or well activity have been downgraded by events occurring after assignment to the Partnership so that development of the Leases or well activity would not be desirable; or

(iv)	the best interests of the Partnership would be served.

If the Partnership Farmouts a Lease or well activity, the Managing General Partner must retain on behalf of the Partnership the economic interests and concessions as a reasonably prudent oil and gas operator would or could retain under the circumstances prevailing at the time, consistent with industry practices.
4.03(d)(10). No Compensating Balances. Neither the Managing General Partner nor any Affiliate shall use the Partnership’s funds as compensating balances for its own benefit.
4.03(d)(11). Future Production. Neither the Managing General Partner nor any Affiliate shall commit the future production of a well developed by the Partnership exclusively for its own benefit.
4.03(d)(12). Marketing Arrangements. Subject to §4.06(c), all benefits and liabilities from marketing and hedging arrangements or other relationships affecting the property of the Managing General Partner or its Affiliates and the Partnership shall be fairly and equitably apportioned according to the respective interests of each in the property. The Managing General Partner shall treat all wells in a geographic area equally concerning to whom and at what price the Partnership’s natural gas and oil will be sold and to whom and at what price the natural gas and oil of other natural gas and oil Programs that the Managing General Partner has sponsored or will sponsor will be sold. For example, each seller of natural gas and oil in a given area will be paid a weighted average selling price for all natural gas and oil sold in that geographic area. The Managing General Partner, in its sole discretion, shall determine what constitutes a geographic area.

4.03(d)(13). Advance Payments. Advance payments by the Partnership to the Managing General Partner and its Affiliates are prohibited, except when advance payments are required to secure the tax benefits of prepaid Intangible Drilling Costs for a business purpose as set forth in the Drilling and Operating Agreement.
4.03(d)(14). No Rebates. No rebates or give-ups may be received by the Managing General Partner or any Affiliate, nor may the Managing General Partner or any Affiliate participate in any reciprocal business arrangements that would circumvent the provisions of this section.
4.03(d)(15). Participation in Other Partnerships. If the Partnership participates in other partnerships or joint ventures (multi-tier arrangements), then the terms of any of these arrangements shall not result in the circumvention of any of the requirements or prohibitions contained in this Agreement, including the following:
(i)	there shall be no duplication or increase in Organization and Offering Costs, the Managing General Partner’s compensation, Partnership expenses or other fees and costs;

(ii)	there shall be no substantive alteration in the fiduciary and contractual relationship between the Managing General Partner and the Participants; and

(iii)	there shall be no diminishment in the voting rights of the Participants.
4.03(d)(16). Roll-Up Limitations.
4.03(d)(16)(a). Requirement for Appraisal and Its Assumptions. In connection with a proposed Roll-Up, an appraisal of all Partnership assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer securities of a Roll-Up Entity, then the appraisal shall be filed with the SEC and the Administrator as an exhibit to the registration statement for the offering. Thus, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Securities Act of 1933 and comparable provisions under state law for any material misrepresentations or material omissions in the appraisal.
Partnership assets shall be appraised on a consistent basis. The appraisal shall be based on all relevant information, including current reserve estimates prepared as set forth in §4.03(b)(3), and shall indicate the value of the Partnership’s assets as of a date immediately before the announcement of the proposed Roll-Up transaction. The appraisal shall assume an orderly liquidation of the Partnership’s assets over a 12-month period.
The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Partnership and the Participants. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the Participants in connection with a proposed Roll-Up.
4.03(d)(16)(b). Rights of Participants Who Vote Against Proposal. In connection with a proposed Roll-Up, Participants who vote “no” on the proposal shall be offered the choice of:
(i)	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up; or

(ii)	one of the following:
(a)	remaining as Participants in the Partnership and preserving their Units in the Partnership on the same terms and conditions as existed previously; or

(b)	receiving cash in an amount equal to the Participants’ pro rata share of the appraised value of the net assets of the Partnership based on their respective number of Units.
4.03(d)(16)(c). No Roll-Up If Diminishment of Voting Rights. The Partnership shall not participate in any proposed Roll-Up that, if approved, would result in the diminishment of any Participant’s voting rights under the Roll-Up Entity’s chartering agreement. In no event shall the democracy rights of Participants in the Roll-Up Entity be less than those provided for under §§4.03(c)(1) and 4.03(c)(2). If the Roll-Up Entity is a corporation, then the democracy rights of Participants shall correspond to the democracy rights provided for in this Agreement to the greatest extent possible.
4.03(d)(16)(d). No Roll-Up If Accumulation of Shares Would be Impeded. The Partnership shall not participate in any proposed Roll-Up transaction that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity. The Partnership shall not participate in any proposed Roll-Up transaction that would limit the ability of a Participant to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Units held by that Participant.
4.03(d)(16)(e). No Roll-Up If Access to Records Would Be Limited. The Partnership shall not participate in a Roll-Up in which Participants’ rights of access to the records of the Roll-Up Entity would be less than those provided for under §§4.03(b)(5), 4.03(b)(6) and 4.03(b)(7).
4.03(d)(16)(f). Cost of Roll-Up. The Partnership shall not participate in any proposed Roll-Up transaction in which any of the costs of the transaction would be borne by the Partnership if Participants whose Units equal a majority of the total Units do not vote to approve the proposed Roll-Up.
4.03(d)(16)(g). Roll-Up Approval. The Partnership shall not participate in a Roll-Up transaction unless the Roll-Up transaction is approved by Participants whose Units equal a majority of the total Units.
4.03(d)(17). Disclosure of Binding Agreements. Any agreement or arrangement that binds the Partnership must be disclosed in the Prospectus.
4.04. Designation, Compensation and Removal of Managing General Partner and Removal of Operator.
4.04(a). Managing General Partner.
4.04(a)(1). Term of Service. Except as otherwise provided in this Agreement, Atlas shall serve as the Managing General Partner of the Partnership until either it:
(i)	is removed pursuant to §4.04(a)(3); or

(ii)	withdraws pursuant to §4.04(a)(3)(f).
4.04(a)(2). Compensation of Managing General Partner. In addition to the compensation set forth in §§4.01(a)(4) and 4.02(d)(1), the Managing General Partner shall receive the compensation set forth in §§4.04(a)(2)(b) through 4.04(a)(2)(g).
4.04(a)(2)(a). Charges Must Be Necessary and Reasonable. Charges by the Managing General Partner for goods and services must be fully supportable as to:
(i)	the necessity of the goods and services; and

(ii)	the reasonableness of the amount charged.
All actual and necessary expenses incurred by the Partnership may be paid out of the Partnership’s subscription proceeds and revenues.
4.04(a)(2)(b). Direct Costs. The Managing General Partner and its Affiliates shall be reimbursed for all Direct Costs. Direct Costs, however, shall be billed directly to and paid by the Partnership to the extent practicable.
4.04(a)(2)(c). Administrative Costs. The Managing General Partner shall receive a nonaccountable, fixed payment reimbursement for its Administrative Costs of $75 per well per month. The nonaccountable, fixed payment reimbursement of $75 per well per month shall be subject to the following:

(i)	it shall be proportionately reduced to the extent the Partnership acquires less than 100% of the Working Interest in the well; and

(ii)	it shall not be received for plugged or abandoned wells.
4.04(a)(2)(d). Gas Gathering. The Managing General Partner, not acting as a Partner, shall be responsible for gathering and transporting the natural gas produced by the Partnership to interstate pipeline systems, local distribution companies, and/or end-users in the area (the “gathering services”). In providing the gathering services, the Managing General Partner may use the gathering system owned by Atlas Pipeline Partners, as described in the Private Placement Memorandum, and gathering systems owned by independent third-parties and/or Affiliates of Atlas America other than Atlas Pipeline Partners.
The Partnership shall pay a gathering fee directly to the Managing General Partner at competitive rates for the gathering services. The gathering fee paid by the Partnership to the Managing General Partner may be increased from time to time by the Managing General Partner, in its sole discretion, but may not increase beyond competitive rates as determined by the Managing General Partner. Currently, the Managing General Partner has determined that the competitive rate is an amount equal to 10% of the gross sales price received by the Partnership for its natural gas in each of its primary or secondary areas as described in the Private Placement Memorandum. Gross sales price means the price that is actually received, adjusted to take into account proceeds received or payments made pursuant to hedging arrangements. The payment of a competitive fee to the Managing General Partner for its gathering services shall be subject to the following conditions:
(i)	If the Partnership’s natural gas production is gathered and transported through the gathering system owned by Atlas Pipeline Partners, then the Managing General Partner shall apply its gathering fee towards the related gathering fee obligation of Atlas America, Inc., Resource Energy, LLC, and Viking Resources, LLC (the “Atlas Entities”) under their agreement with Atlas Pipeline Partners as described in the Private Placement Memorandum.

(ii)	If a third-party gathering system is used by the Partnership, then the Managing General Partner shall pay a portion or all of the gathering fee it receives from the Partnership to the third-party gathering the natural gas. The Managing General Partner may retain the excess of any gathering fees it receives from the Partnership over the payments it makes to third-party gas gatherers. If the third-party’s gathering system charges more than an amount equal to 10% of the gross sales price, then the Managing General Partner’s gathering fee charged to the Partnership shall be the actual transportation and compression fees charged by the third-party gathering system with respect to the Partnership’s natural gas in the area.

(iii)	If both a third-party gathering system and the Atlas Pipeline Partners gathering system (or a gas gathering system owned by an affiliate of Atlas America other than Atlas Pipeline Partners) are used by the Partnership, then the Managing General Partner shall receive an amount equal to 10% of the gross sales price plus the amount charged by the third-party gathering system. For purposes of illustration, but not limitation, the Partnership will deliver natural gas produced from certain wells drilled by the Partnership in the Upper Devonian Sandstone Reservoirs in the McKean County, Pennsylvania area into a gathering system, a segment of which will be provided by Atlas Pipeline Partners and a segment of which will be provided by a third-party. The Managing General Partner will receive a gathering fee composed of $.35 per mcf for transportation and compression, which may be increased from time-to-time, that the Managing General Partner will pay to the third-party gathering the natural gas, and a gathering fee equal to 10% of the gross sales price of the natural gas.
With respect to the Knox project and natural gas produced from the Mississippian and Devonian Shale Reservoirs in Anderson, Campbell, Morgan, Roane and Scott Counties, Tennessee as described in the Private Placement Memorandum, if the Coalfield Pipeline does not have sufficient capacity to compress and transport the natural gas produced from the Partnership’s wells as determined by Atlas America, then Atlas America or an Affiliate other than Atlas Pipeline Partners may construct an additional gathering system and/or enhancements to the Coalfield Pipeline. On completion of the construction, Atlas America will transfer its ownership in the additional gathering system and/or enhancements to the owners of Coalfield Pipeline, which will then pay Atlas America an amount equal to $.12 per mcf of natural gas transported through the newly constructed and/or enhanced gathering system. Coalfield Pipeline will pay this amount of $.12 per mcf to Atlas America from its gathering and compression fees charged to the Partnership.
4.04(a)(2)(e). Dealer-Manager Fee. Subject to §3.03(a)(1), the Dealer-Manager shall receive on each Unit sold to investors:
(i)	a 2.5% Dealer-Manager fee;

(ii)	a 7% Sales Commission;

(iii)	a 1.5% nonaccountable marketing expense fee; and

(iv)	a .5% nonaccountable due diligence fee.
4.04(a)(2)(f). Drilling and Operating Agreement. The Managing General Partner and its Affiliates shall receive compensation as set forth in the Drilling and Operating Agreement.
4.04(a)(2)(g). Other Transactions. The Managing General Partner and its Affiliates may enter into transactions pursuant to §4.03(d)(7) with the Partnership and shall be entitled to compensation under that section.
4.04(a)(3). Removal of Managing General Partner.
4.04(a)(3)(a). Majority Vote Required to Remove the Managing General Partner. The Managing General Partner may be removed at any time on 60 days’ advance written notice to the outgoing Managing General Partner by the affirmative vote of Participants whose Units equal a majority of the total Units.
If the Participants vote to remove the Managing General Partner from the Partnership, then Participants must elect by an affirmative vote of Participants whose Units equal a majority of the total Units either to:
(i)	dissolve, wind-up and terminate the Partnership; or

(ii)	continue as a successor limited partnership under all the terms of this Partnership Agreement as provided in §7.01(c).
If the Participants elect to continue as a successor limited partnership, then the Managing General Partner shall not be removed until a substituted Managing General Partner has been selected by an affirmative vote of Participants whose Units equal a majority of the total Units and installed as such.
4.04(a)(3)(b). Valuation of Managing General Partner’s Interest in the Partnership. If the Managing General Partner is removed, then its interest in the Partnership shall be determined by appraisal by a qualified Independent Expert. The Independent Expert shall be selected by mutual agreement between the removed Managing General Partner and the incoming Managing General Partner. The appraisal shall take into account an appropriate discount to reflect the risk of recovering natural gas and oil reserves, which shall not be less than that used to calculate the presentment price in the most recent presentment offer under §6.03, if any.
The cost of the appraisal shall be borne equally by the removed Managing General Partner and the Partnership.
4.04(a)(3)(c). Incoming Managing General Partner’s Option to Purchase. The incoming Managing General Partner shall have the option to purchase 20% of the removed Managing General Partner’s interest in the Partnership as Managing General Partner, but not as a Participant, for the value determined by the Independent Expert.
4.04(a)(3)(d). Method of Payment. The method of payment for the removed Managing General Partner’s interest must be fair and protect the solvency and liquidity of the Partnership. The method of payment shall be as follows:
(i)	when the termination is voluntary, the method of payment shall be a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions that the Managing General Partner otherwise would have received under this Agreement had the Managing General Partner not been terminated; and

(ii)	when the termination is involuntary, the method of payment shall be an interest bearing unsecured promissory note coming due in no less than five years with equal installments each year. The interest rate shall be that charged on comparable loans.

4.04(a)(3)(e). Termination of Contracts. At the time of its removal, the removed Managing General Partner shall cause, to the extent it is legally possible to do so, its successor to be transferred or assigned all of its rights, obligations and interests as Managing General Partner of the Partnership in contracts entered into by it on behalf of the Partnership. In any event, the removed Managing General Partner shall cause all of its rights, obligations and interests as Managing General Partner of the Partnership in any such contract to terminate at the time of its removal.
Notwithstanding any other provision in this Agreement, the Partnership or the successor Managing General Partner shall not:
(i)	be a party to any natural gas supply agreement that the Managing General Partner or its Affiliates enters into with a third-party;

(ii)	have any rights pursuant to such natural gas supply agreement; or

(iii)	receive any interest in the Managing General Partner’s and its Affiliates’ pipeline or gathering system or compression facilities.
4.04(a)(3)(f). The Managing General Partner’s Right to Voluntarily Withdraw. At any time beginning 10 years after the Offering Termination Date and the Partnership’s primary drilling activities, the Managing General Partner may voluntarily withdraw as Managing General Partner on giving 120 days’ written notice of withdrawal to the Participants. If the Managing General Partner withdraws, then the following conditions shall apply:
(i)	the Managing General Partner’s interest in the Partnership shall be determined as described in §4.04(a)(3)(b) above with respect to removal; and

(ii)	the interest shall be distributed to the Managing General Partner as described in §4.04(a)(3)(d)(i) above.
Any successor Managing General Partner shall have the option to purchase 20% of the withdrawing Managing General Partner’s interest in the Partnership at the value determined as described above with respect to removal.
4.04(a)(3)(g). Right of Managing General Partner to Hypothecate Its Interests. The Managing General Partner shall have the authority without the consent of the Participants and without affecting the allocation of costs and revenues received or incurred under this Agreement, to hypothecate, pledge, or otherwise encumber, on any terms it chooses for its own general purposes, either:
(i)	its Partnership interest; or

(ii)	an undivided interest in the assets of the Partnership equal to or less than its respective interest as Managing General Partner in the revenues of the Partnership.
All repayments of these borrowings and costs, interest or other charges related to the borrowings shall be borne and paid separately by the Managing General Partner. In no event shall the repayments, costs, interest, or other charges related to the borrowing be charged to the account of the Participants.
4.04(a)(3)(h). The Managing General Partner’s Right to Withdraw Property Interest. The Managing General Partner shall have the right to withdraw a property interest held by the Partnership in the form of a Working Interest in the Partnership’s Wells equal to or less than its respective interest as Managing General Partner in the revenues of the Partnership at any time and without the consent of the Participants.

If the Managing General Partner withdraws a property interest from the Partnership as described above, then the Managing General Partner shall:
(i)	pay the expenses of withdrawing; and

(ii)	fully indemnify the Partnership against any additional expenses that may result from the withdrawal of its property interest, including insuring that a greater amount of Direct Costs or Administrative Costs is not allocated to the Participants.
4.04(a)(4). Removal of Operator. The Operator may be removed and a new Operator may be substituted at any time on 60 days advance written notice to the outgoing Operator by the Managing General Partner acting on behalf of the Partnership on the affirmative vote of Participants whose Units equal a majority of the total Units.
The Operator shall not be removed until a substituted Operator has been selected by an affirmative vote of Participants whose Units equal a majority of the total Units and installed as such.
4.05. Indemnification and Exoneration.
4.05(a)(1). Standards for the Managing General Partner Not Incurring Liability to the Partnership or Participants. The Managing General Partner, the Operator, and their Affiliates shall not have any liability whatsoever to the Partnership or any Participant for any loss suffered by the Partnership or the Participants that arises out of any action or inaction of the Managing General Partner, the Operator, or their Affiliates if:
(i)	the Managing General Partner, the Operator, and their Affiliates determined in good faith that the course of conduct was in the best interest of the Partnership;

(ii)	the Managing General Partner, the Operator, and their Affiliates were acting on behalf of, or performing services for, the Partnership; and

(iii)	the course of conduct did not constitute negligence or misconduct of the Managing General Partner, the Operator, or their Affiliates.
4.05(a)(2). Standards for Managing General Partner Indemnification. The Managing General Partner, the Operator, and their Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that:
(i)	the Managing General Partner, the Operator, and their Affiliates determined in good faith that the course of conduct that caused the loss or liability was in the best interest of the Partnership;

(ii)	the Managing General Partner, the Operator, and their Affiliates were acting on behalf of, or performing services for, the Partnership; and

(iii)	the course of conduct was not the result of negligence or misconduct of the Managing General Partner, the Operator, or their Affiliates.
Provided, however, payments arising from such indemnification or agreement to hold harmless are recoverable only out of the following:
(i)	the Partnership’s tangible net assets, which include its revenues; and

(ii)	any insurance proceeds received by the Partnership.
4.05(a)(3). Standards for Securities Law Indemnification. Notwithstanding anything to the contrary contained in this section, the Managing General Partner, the Operator, and their Affiliates, and any person acting as a broker/dealer with respect to the offer or sale of the Units, shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless:

(i)	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(ii)	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

(iii)	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC, the Massachusetts Securities Division, and any state securities regulatory authority in which plaintiffs claim they were offered or sold Units with respect to the issue of indemnification for violation of securities laws.
4.05(a)(4). Standards for Advancement of Funds to the Managing General Partner and Insurance. The advancement of Partnership funds to the Managing General Partner, the Operator, or their Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought from the Partnership is permissible only if the Partnership has adequate funds available and the following conditions are satisfied:
(i)	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership;

(ii)	the legal action is initiated by a third-party who is not a Participant, or the legal action is initiated by a Participant and a court of competent jurisdiction specifically approves the advancement; and

(iii)	the Managing General Partner or its Affiliates undertake to repay the advanced funds to the Partnership, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.
The Partnership shall not bear the cost of that portion of insurance that insures the Managing General Partner, the Operator, or their Affiliates for any liability for which they could not be indemnified pursuant to §§4.05(a)(1) and 4.05(a)(2).
4.05(b). Liability of Partners. Under the Delaware Revised Uniform Limited Partnership Act, the Investor General Partners are liable jointly and severally for all liabilities and obligations of the Partnership. Notwithstanding the foregoing, as among themselves, the Investor General Partners agree that each shall be solely and individually responsible only for his pro rata share of the liabilities and obligations of the Partnership based on his respective number of Units.
In addition, the Managing General Partner agrees to use its corporate assets to indemnify each of the Investor General Partners against all Partnership related liabilities that exceed the Investor General Partner’s interest in the undistributed net assets of the Partnership and insurance proceeds, if any. Further, the Managing General Partner agrees to indemnify each Investor General Partner against any personal liability as a result of the unauthorized acts of another Investor General Partner.
If the Managing General Partner provides indemnification, then each Investor General Partner who has been indemnified shall transfer and subrogate his rights for contribution from or against any other Investor General Partner to the Managing General Partner.
4.05(c). Order of Payment of Claims. Claims shall be paid as follows:
(i)	first, out of any insurance proceeds;

(ii)	second, out of Partnership assets and revenues; and

(iii)	last, by the Managing General Partner as provided in §§3.05(b)(2) and (3) and 4.05(b).
No Limited Partner shall be required to reimburse the Managing General Partner, the Operator, their Affiliates, or the Investor General Partners for any liability in excess of his agreed Capital Contribution, except:

(i)	for a liability resulting from the Limited Partner’s unauthorized participation in management of the Partnership; or

(ii)	from some other breach by the Limited Partner of this Agreement.
4.05(d). Authorized Transactions Are Not Deemed to Be a Breach. No transaction entered into or action taken by the Partnership, or by the Managing General Partner, the Operator, or their Affiliates, which is authorized by this Agreement shall be deemed a breach of any obligation owed by the Managing General Partner, the Operator, or their Affiliates to the Partnership or the Participants.
4.06. Other Activities.
4.06(a). The Managing General Partner May Pursue Other Natural Gas and Oil Activities for Its Own Account. The Managing General Partner, the Operator, and their Affiliates are now engaged, and will engage in the future, for their own account and for the account of others, including other investors, in all aspects of the natural gas and oil business. This includes without limitation, the evaluation, acquisition, and sale of producing and nonproducing Leases, and the exploration for and production of natural gas, oil and other minerals.
The Managing General Partner is required to devote only so much of its time to the Partnership as it determines in its sole discretion, but consistent with its fiduciary duties, is necessary to manage the affairs of the Partnership. Except as expressly provided to the contrary in this Agreement, and subject to fiduciary duties, the Managing General Partner, the Operator, and their Affiliates may do the following:
(i)	continue their activities, or initiate further such activities, individually, jointly with others, or as a part of any other limited or general partnership, tax partnership, joint venture, or other entity or activity to which they are or may become a party, in any locale and in the same fields, areas of operation or prospects in which the Partnership may likewise be active;

(ii)	reserve partial interests in Leases being assigned to the Partnership or any other interests not expressly prohibited by this Agreement;

(iii)	deal with the Partnership as independent parties or through any other entity in which they may be interested;

(iv)	conduct business with the Partnership as set forth in this Agreement; and

(v)	participate in such other investor operations, as investors or otherwise.
The Managing General Partner and its Affiliates shall not be required to permit the Partnership or the Participants to participate in or share in any profits or other benefits from any of the other operations in which the Managing General Partner and its Affiliates may be interested as permitted under this section.
4.06(b). Managing General Partner May Manage Multiple Partnerships. The Managing General Partner or its Affiliates may manage multiple Programs simultaneously.
4.06(c). Partnership Has No Interest in Natural Gas Contracts or Pipelines and Gathering Systems. Notwithstanding any other provision in this Agreement, the Partnership shall not:
(i)	be a party to any natural gas supply agreement that the Managing General Partner, the Operator, or their Affiliates enter into with a third-party or have any rights pursuant to such natural gas supply agreement; or

(ii)	receive any interest in the Managing General Partner’s, the Operator’s, and their Affiliates’ pipeline or gathering system or compression facilities.

ARTICLE V
PARTICIPATION IN COSTS AND REVENUES,
CAPITAL ACCOUNTS, ELECTIONS AND DISTRIBUTIONS
5.01. Participation in Costs and Revenues. Except as otherwise provided in this Agreement, costs and revenues of the Partnership shall be charged and credited to the Managing General Partner and the Participants as set forth in this section and its subsections.
5.01(a). Costs. Costs shall be charged as set forth below.
5.01(a)(1). Organization and Offering Costs. Organization and Offering Costs shall be charged 100% to the Managing General Partner. For purposes of sharing in revenues under §5.01(b)(4), the Managing General Partner shall be credited with Organization and Offering Costs paid by it and for services provided by it as Organization Costs up to an amount equal to 15% of the Partnership’s subscription proceeds. Any Organization and Offering Costs paid and/or provided in services by the Managing General Partner in excess of this amount shall not be credited towards the Managing General Partner’s required Capital Contribution or revenue share set forth in §5.01(b)(4). The Managing General Partner’s credit for services provided to the Partnership as Organization Costs shall be determined based on generally accepted accounting principles.
5.01(a)(2). Intangible Drilling Costs. Ninety percent (90%) of the Partnership’s subscription proceeds received from the Participants shall be used to pay 100% of the Intangible Drilling Costs.
5.01(a)(3). Tangible Costs. Ten percent (10%) of the Partnership’s subscription proceeds received from the Participants shall be used by the Partnership to pay Tangible Costs. All remaining Tangible Costs in excess of an amount equal to 10% of the Partnership’s subscription proceeds shall be charged 100% to the Managing General Partner.
5.01(a)(4). Operating Costs, Direct Costs, Administrative Costs and All Other Costs. Operating Costs, Direct Costs, Administrative Costs, and all other Partnership costs not specifically allocated shall be charged to the parties in the same ratio as the related production revenues are being credited.
5.01(a)(5). Allocation of Intangible Drilling Costs and Tangible Costs at Partnership Closings. Intangible Drilling Costs and the Participants’ share of Tangible Costs of a well or wells to be drilled and completed with the proceeds of a Partnership closing shall be charged 100% to the Participants who are admitted to the Partnership in that closing and shall not be reallocated to take into account other Partnership closings.
Although the subscription proceeds received by the Partnership in each closing may be used to pay the costs of drilling different wells, 90% of each Participant’s subscription proceeds shall be applied to Intangible Drilling Costs and 10% of each Participant’s subscription proceeds shall be applied to Tangible Costs regardless of when the Participant subscribes for his Units or is admitted to the Partnership.
5.01(a)(6). Lease Costs. The Leases shall be contributed to the Partnership by the Managing General Partner as set forth in §4.01(a)(4).
5.01(b). Revenues. Revenues shall be credited as set forth below.
5.01(b)(1). Allocation of Revenues on Disposition of Property. If the parties’ Capital Accounts are adjusted to reflect the simulated depletion of a natural gas or oil property of the Partnership, then the portion of the total amount realized by the Partnership on the taxable disposition of the property that represents recovery of its simulated tax basis in the property shall be allocated to the parties in the same proportion as the aggregate adjusted tax basis of the property was allocated to the parties or their predecessors in interest. If the parties’ Capital Accounts are adjusted to reflect the actual depletion of a natural gas or oil property of the Partnership, then the portion of the total amount realized by the Partnership on the taxable disposition of the property that equals the parties’ aggregate remaining adjusted tax basis in the property shall be allocated to the parties in proportion to their respective remaining adjusted tax bases in the property. Thereafter, any excess shall be allocated to the Managing General Partner in an amount equal to the difference between the fair market value of the Lease at the time it was contributed to the Partnership and its simulated or actual adjusted tax basis at that time. Finally, any excess shall be credited as provided in §5.01(b)(4), below.

In the event of the Partnership’s sale of developed natural gas and oil properties with equipment on the properties, the Managing General Partner may make any reasonable allocation of the sales proceeds between the equipment and the Leases.
5.01(b)(2). Interest. Interest earned on each Participant’s subscription proceeds before the Offering Termination Date under §3.05(b)(1) shall be credited to the accounts of the respective subscribers who paid the subscription proceeds to the Partnership. The interest shall be paid to the Participants not later than the Partnership’s first cash distribution from operations.
After the Offering Termination Date and until proceeds from the offering are invested in the Partnership’s natural gas and oil operations, any interest income from temporary investments shall be allocated pro rata to the Participants providing the subscription proceeds.
All other interest income, including interest earned on the deposit of production revenues, shall be credited as provided in §5.01(b)(4), below.
5.01(b)(3). Sale or Disposition of Equipment. Proceeds from the sale or disposition of equipment shall be credited to the parties charged with the costs of the equipment in the ratio in which the costs were charged.
5.01(b)(4). Other Revenues. Subject to §5.01(b)(4)(a), the Managing General Partner and the Participants shall share in all other Partnership revenues in the same percentage as their respective Capital Contribution bears to the Partnership’s total Capital Contributions, except that the Managing General Partner shall receive an additional 7% of Partnership revenues. However, the Managing General Partner’s total revenue share shall not exceed 40% of Partnership revenues. For example, if the Managing General Partner contributes 25% of the Partnership’s total Capital Contributions and the Participants contribute 75% of the Partnership’s total Capital Contributions, then the Managing General Partner would receive 32% of the Partnership revenues and the Participants would receive 68% of the Partnership revenues. On the other hand, if the Managing General Partner contributes 35% of the Partnership’s total Capital Contributions and the Participants contribute 65% of the Partnership’s total Capital Contributions, then the Managing General Partner would receive 40% of the Partnership revenues, not 42%, because its revenue share cannot exceed 40% of Partnership revenues, and the Participants would receive 60% of Partnership revenues.
5.01(b)(4)(a). Subordination. The Managing General Partner shall subordinate up to 50% of its share of Partnership Net Production Revenues to the receipt by Participants of cash distributions from the Partnership equal to $2,500 per Unit (which is 10% of $25,000 per Unit) regardless of the actual subscription price they paid for their Units, in each of the Partnership’s first five 12-month periods of operations as set forth below. In this regard:
(i)	the aggregate 60-month subordination period shall begin with the first cash distribution from operations to the Participants;

(ii)	subsequent subordination distributions, if any, shall be determined and made at the time of each subsequent distribution of revenues to the Participants; and

(iii)	the Managing General Partner shall not subordinate more than 50% of its share of Partnership Net Production Revenues in any 12-month subordination period.
The Managing General Partner’s subordination obligation shall be determined by:
(i)	carrying forward to subsequent 12-month subordination periods the amount, if any, by which cumulative cash distributions to Participants, including any subordination payments, are less than:
(a)	$2,500 per Unit (10% of $25,000 per Unit) in the first 12-month period;

(b)	$5,000 per Unit (20% of $25,000 per Unit) in the second 12-month period;

(c)	$7,500 per Unit (30% of $25,000 per Unit) in the third 12-month period; or

(d)	$10,000 per Unit (40% of $25,000 per Unit) in the fourth 12-month period (no carry forward is required if the Participants’ cumulative cash distributions are less than $12,500 per Unit (50% of $25,000 per Unit) in the fifth 12-month period, because the Managing General Partner’s subordination obligation terminates on the expiration of the fifth 12-month period); and
(ii)	reimbursing the Managing General Partner for any previous subordination payments to the extent cumulative cash distributions to Participants, including any subordination payments, would exceed:
(a)	$2,500 per Unit (10% of $25,000 per Unit) in the first 12-month period;

(b)	$5,000 per Unit (20% of $25,000 per Unit) in the second 12-month period;

(c)	$7,500 per Unit (30% of $25,000 per Unit) in the third 12-month period;

(d)	$10,000 per Unit (40% of $25,000 per Unit) in the fourth 12-month period; or

(e)	$12,500 per Unit (50% of $25,000 per Unit) in the fifth 12-month period.
The Managing General Partner’s subordination obligation also shall be subject to the following conditions:
(i)	the subordination obligation may be prorated in the Managing General Partner’s discretion (e.g., in the case of a monthly distribution, the Managing General Partner shall not have any subordination obligation if the cumulative monthly distributions to Participants equal $208.33 per Unit (8.333% of $2,500 per Unit) or more, assuming there are no subordination distributions owed for any preceding period);

(ii)	the Managing General Partner shall not be required to return Partnership distributions previously received by it, even though a subordination obligation arises after the distributions;

(iii)	subject to the foregoing provisions of this section, only Partnership revenues in the current distribution period shall be debited or credited to the Managing General Partner as may be necessary to provide, to the extent possible, subordination distributions to the Participants and reimbursements to the Managing General Partner;

(iv)	no subordination distributions to the Participants or reimbursements to the Managing General Partner shall be made after the expiration of the fifth 12-month subordination period; and

(v)	subordination payments to the Participants shall be subject to any lien or priority granted by the Managing General Partner to its lenders pursuant to agreements either entered into by the Managing General Partner before the subordination obligation arose or entered into or renewed by the Managing General Partner after the subordination obligation arose.
5.01(b)(5). Commingling of Revenues From All Partnership Wells. The revenues from all Partnership wells shall be commingled, so regardless of when a Participant subscribes for Units or is admitted to the Partnership, he will share in the Partnership’s revenues from all of its wells on the same basis as the other Participants.
5.01(c). Allocations.
5.01(c)(1). Allocations Among Participants. Except as provided otherwise in this Agreement, costs (other than Intangible Drilling Costs and Tangible Costs) and revenues charged or credited to the Participants as a group, which includes all revenue credited to the Participants under §5.01(b)(4), shall be allocated among the Participants, including the Managing General Partner to the extent of any optional subscription for Units under §3.03(b)(1), in the ratio of their respective Units based on $25,000 per Unit, regardless of the actual subscription price paid by a Participant for his Units.
Intangible Drilling Costs and Tangible Costs charged to the Participants as a group shall be allocated among the Participants, including the Managing General Partner to the extent of any optional subscription for Units under §3.03(b)(1), in the ratio of the subscription amount designated on their respective Subscription Agreements rather than the number of their respective Units.
5.01(c)(2). Costs and Revenues Not Directly Allocable to a Partnership Well. Costs and revenues not directly allocable to a particular Partnership Well or additional operation shall be allocated among the Partnership Wells or additional operations in any manner the Managing General Partner in its reasonable discretion, shall select, and shall then be charged or credited in the same manner as costs or revenues directly applicable to the Partnership Well or additional operation are being charged or credited.
5.01(c)(3). Managing General Partner’s Discretion in Making Allocations For Federal Income Tax Purposes. In determining the proper method of allocating charges or credits among the parties, allocating any item of income, gain, loss, deduction or credit pursuant to new laws or new IRS or judicial interpretations of existing law, allocating any other item that is not otherwise specifically allocated in this Agreement or is subsequently determined by the Managing General Partner to be clearly inconsistent with a party’s economic interest in the Partnership, or making any other allocations under this Agreement, the Managing General Partner may adopt any method of allocation that it selects, in its sole discretion, after consultation with the Partnership’s legal counsel or accountants. Any new allocation provisions shall be made in a manner that is consistent with the parties’ economic interests in the Partnership and will result in the most favorable aggregate consequences to the Participants that are, as nearly as possible, consistent with the original allocations described in this Agreement.
5.02. Capital Accounts and Allocations Thereto.
5.02(a). Capital Accounts for Each Party to this Agreement. A single, separate Capital Account shall be established for each party, regardless of the number of interests owned by the party, the class of the interests and the time or manner in which the interests were acquired.
5.02(b). Charges and Credits.
5.02(b)(1). General Standard. Except as otherwise provided in this Agreement, the Capital Account of each party shall be determined and maintained in accordance with Treas. Reg. §1.704-l(b)(2)(iv) and shall be increased by:
(i)	the amount of money contributed by him to the Partnership;

(ii)	the fair market value of property contributed by him to the Partnership, without regard to §7701(g) of the Code, net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under §752 of the Code; and

(iii)	allocations to him of Partnership income and gain, or items thereof, including income and gain exempt from tax and income and gain described in Treas. Reg. §1.704-l(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. §1.704-l(b)(4)(i);
and shall be decreased by:
(iv)	the amount of money distributed to him by the Partnership;

(v)	the fair market value of property distributed to him by the Partnership, without regard to §7701(g) of the Code, net of liabilities secured by the distributed property that he is considered to assume or take subject to under §752 of the Code;

(vi)	allocations to him of Partnership expenditures described in §705(a)(2)(B) of the Code; and

(vii)	allocations to him of Partnership loss and deduction, or items thereof, including loss and deduction described in Treas. Reg. §1.704-l(b)(2)(iv)(g), but excluding items described in (vi) above, and loss or deduction described in Treas. Reg. §1.704-l(b)(4)(i) or (iii).

5.02(b)(2). Exception. If Treas. Reg. §1.704-l(b)(2)(iv) fails to provide guidance, Capital Account adjustments shall be made in a manner that:
(i)	maintains equality between the aggregate governing Capital Accounts of the parties and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes;

(ii)	is consistent with the underlying economic arrangement of the parties; and

(iii)	is based, wherever practicable, on federal tax accounting principles.
5.02(c). Payments to the Managing General Partner. The Capital Account of the Managing General Partner shall be reduced by payments to it pursuant to §4.04(a)(2) only to the extent of the Managing General Partner’s distributive share of any Partnership deduction, loss, or other downward Capital Account adjustment resulting from the payments. Also, in the event, and to the extent, that the Managing General Partner is treated under the Code as having been transferred an interest in the Partnership in connection with the performance of services for the Partnership (whether before or after the formation of the Partnership):
(i)	any resulting compensation income shall be allocated 100% to the Managing General Partner;

(ii)	any associated increase in Capital Accounts shall be credited 100% to the Managing General Partner; and

(iii)	any associated deduction to which the Partnership is entitled shall be allocated 100% to the Managing General Partner.
5.02(d). Discretion of Managing General Partner in the Method of Maintaining Capital Accounts. Notwithstanding any other provisions of this Agreement, the method of maintaining Capital Accounts may be changed from time to time, in the discretion of the Managing General Partner, to take into consideration §704 and other provisions of the Code and the related rules, regulations and interpretations as may exist from time to time.
5.02(e). Revaluations of Property. In the discretion of the Managing General Partner the Capital Accounts of the parties may be increased or decreased to reflect a revaluation of Partnership property, including intangible assets such as goodwill, on a property-by-property basis except as otherwise permitted under §704(c) of the Code and the regulations thereunder, on the Partnership’s books, in accordance with Treas. Reg. §1.704-l(b)(2)(iv)(f).
5.02(f). Amount of Book Items. In cases where §704(c) of the Code or §5.02(e) applies, Capital Accounts shall be adjusted in accordance with Treas. Reg. §1.704-l(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to the property.
5.03. Allocation of Income, Deductions and Credits.
5.03(a). In General.
5.03(a)(1). Deductions Are Allocated to Party Charged with Expenditure. To the extent permitted by law and except as otherwise provided in this Agreement, all deductions and credits, including, but not limited to, intangible drilling and development costs and depreciation, shall be allocated to the party who has been charged with the expenditure giving rise to the deductions and credits; and to the extent permitted by law, these parties shall be entitled to the deductions and credits in computing taxable income or tax liabilities to the exclusion of any other party. Also, any Partnership deductions that would be nonrecourse deductions if they were not attributable to a loan made or guaranteed by the Managing General Partner or its Affiliates shall be allocated to the Managing General Partner to the extent required by law.
5.03(a)(2). Income and Gain Allocated in Accordance With Revenues. Except as otherwise provided in this Agreement, all items of income and gain, including gain on disposition of assets, shall be allocated in accordance with the related revenue allocations set forth in §5.01(b) and its subsections.

5.03(b). Tax Basis of Each Property. Subject to §704(c) of the Code, the tax basis of each oil and gas property for computation of cost depletion and gain or loss on disposition shall be allocated and reallocated when necessary based on the capital interest in the Partnership as to the property and the capital interest in the Partnership for this purpose as to each property shall be considered to be owned by the parties in the ratio in which the expenditure giving rise to the tax basis of the property has been charged as of the end of the year.
5.03(c). Gain or Loss on Oil and Gas Properties. Each party shall separately compute its gain or loss on the disposition of each natural gas and oil property in accordance with the provisions of §613A(c)(7)(D) of the Code, and the calculation of the gain or loss shall consider the party’s adjusted basis in his property interest computed as provided in §5.03(b) and the party’s allocable share of the amount realized from the disposition of the property.
5.03(d). Gain on Depreciable Property. Gain from each sale or other disposition of depreciable property shall be allocated to each party whose share of the proceeds from the sale or other disposition exceeds its contribution to the adjusted basis of the property in the ratio that the excess bears to the sum of the excesses of all parties having an excess.
5.03(e). Loss on Depreciable Property. Loss from each sale, abandonment or other disposition of depreciable property shall be allocated to each party whose contribution to the adjusted basis of the property exceeds its share of the proceeds from the sale, abandonment or other disposition in the proportion that the excess bears to the sum of the excesses of all parties having an excess.
5.03(f). Allocation If Recapture Treated As Ordinary Income. Any recapture treated as an increase in ordinary income by reason of §§1245, 1250 or 1254 of the Code shall be allocated to the parties in the amounts in which the recaptured items were previously allocated to them; provided that to the extent recapture allocated to any party is in excess of the party’s gain from the disposition of the property, the excess shall be allocated to the other parties but only to the extent of the other parties’ gain from the disposition of the property.
5.03(g). Tax Credits. If a Partnership expenditure, whether or not deductible, that gives rise to a tax credit in a Partnership taxable year also gives rise to valid allocations of Partnership loss or deduction, or other downward Capital Account adjustments, for the year, then the parties’ interests in the Partnership with respect to the credit, or the cost giving rise thereto, shall be in the same proportion as the parties’ respective distributive shares of the loss or deduction, and adjustments. If Partnership receipts, whether or not taxable, that give rise to a tax credit, including a marginal well production credit under §45I of the Code, in a Partnership taxable year also give rise to valid allocations of Partnership income or gain, or other upward Capital Account adjustments, for the year, then the parties’ interests in the Partnership with respect to the credit, or the Partnership’s receipts or production of natural gas and oil production giving rise thereto, shall be in the same proportion as the parties’ respective shares of the Partnership’s production revenues from the sales of its natural gas and oil production as provided in §5.01(b)(4).
5.03(h). Deficit Capital Accounts and Qualified Income Offset. Notwithstanding any provision of this Agreement to the contrary, an allocation of loss or deduction that would result in a party having a deficit Capital Account balance as of the end of the taxable year to which the allocation relates, if charged to the party, to the extent the Participant is not required to restore the deficit to the Partnership, taking into account:
(i)	adjustments that, as of the end of the year, reasonably are expected to be made to the party’s Capital Account for depletion allowances with respect to the Partnership’s natural gas and oil properties;

(ii)	allocations of loss and deduction that, as of the end of the year, reasonably are expected to be made to the party under §§704(e)(2) and 706(d) of the Code and Treas. Reg. §1.751-1(b)(2)(ii); and

(iii)	distributions that, as of the end of the year, reasonably are expected to be made to the party to the extent they exceed offsetting increases to the party’s Capital Account, assuming for this purpose that the fair market value of Partnership property equals its adjusted tax basis, that reasonably are expected to occur during or prior to the Partnership taxable years in which the distributions reasonably are expected to be made;

shall be charged to the Managing General Partner. Further, the Managing General Partner shall be credited with an additional amount of Partnership income or gain equal to the amount of the loss or deduction as quickly as possible to the extent that the chargeback does not cause or increase deficit balances in the parties’ Capital Accounts that are not required to be restored to the Partnership.
Notwithstanding any provision of this Agreement to the contrary, if a party unexpectedly receives an adjustment, allocation, or distribution described in (i), (ii), or (iii) above, or any other distribution, which causes or increases a deficit balance in the party’s Capital Account that is not required to be restored to the Partnership, the party shall be allocated items of income and gain, consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the year, in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.
5.03(i). Minimum Gain Chargeback. To the extent there is a net decrease during a Partnership taxable year in the minimum gain attributable to a Partner nonrecourse debt, then any Partner with a share of the minimum gain attributable to the debt at the beginning of the year shall be allocated items of Partnership income and gain in accordance with Treas. Reg. §1.704-2(i).
5.03(j). Partners’ Allocable Shares. Except as otherwise provided in this Agreement, each party’s allocable share of Partnership income, gain, loss, deductions and credits shall be determined by using any method prescribed or permitted by the Secretary of the Treasury by regulations or other guidelines and selected by the Managing General Partner that takes into account the varying interests of the parties in the Partnership during the taxable year. In the absence of those regulations or guidelines, except as otherwise provided in this Agreement, the allocable share shall be based on actual income, gain, loss, deductions and credits economically accrued each day during the taxable year in proportion to each party’s varying interest in the Partnership on each day during the taxable year.
5.03(k). Contingent Income. Subject to §5.04(d), if it is determined that any taxable income results to any party by reason of its entitlement to a share of capital of the Partnership, or a share of profits or revenues of the Partnership before the profit or revenue has been realized by the Partnership, the resulting deduction, as well as any resulting gain, shall not enter into Partnership net income or loss, but shall be separately allocated to that party.
5.04. Elections.
5.04(a). Election to Deduct Intangible Costs. The Partnership’s federal income tax return shall be made in accordance with an election under the option granted by the Code to deduct intangible drilling and development costs.
5.04(b). No Election Out of Subchapter K. No election shall be made by the Partnership, any Partner, or the Operator for the Partnership to be excluded from the application of the partnership provisions of the Code, including Subchapter K of Chapter 1 of Subtitle A of the Code.
5.04(c). §754 Election. In the event of the transfer of an interest in the Partnership, or on the death of an individual party hereto, or in the event of the distribution of property to any party, the Managing General Partner may choose for the Partnership to file an election in accordance with the applicable Treasury Regulations to cause the basis of the Partnership’s assets to be adjusted for federal income tax purposes as provided by §§734 and 743 of the Code.
5.04(d). §83 Election. The Partnership, the Managing General Partner and each Participant hereby agree to be legally bound by the provisions of this §5.04(d) and further agree that, in the Managing General Partner’s sole discretion, the Partnership and all of its Partners may elect a safe harbor under which the fair market value of a Partnership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest for transfers on or after the date final regulations providing the safe harbor are published in the Federal Register. If the Managing General Partner determines that the Partnership and all of its Partners will elect the safe harbor, which determination may be made solely in the best interests of the Managing General Partner, the Partnership, the Managing General Partner and each Participant further agree that:
(i)	the Partnership shall be authorized and directed to elect the safe harbor;

(ii)	the Partnership and each of its Partners (including any Person to whom a Partnership interest is transferred in connection with the performance of services) shall comply with all requirements of the safe harbor with respect to all Partnership interests transferred in connection with the performance of services while the election remains effective; and

(iii)	the Managing General Partner, in its sole discretion, may cause the Partnership to terminate the safe harbor election, which determination may be made in the sole interests of the Managing General Partner.
5.05. Distributions.
5.05(a). In General.
5.05(a)(1). Monthly Review of Accounts. The Managing General Partner shall review the accounts of the Partnership at least monthly to determine whether cash distributions are appropriate and the amount to be distributed, if any.
5.05(a)(2). Distributions. The Partnership shall distribute funds to the Managing General Partner and the Participants allocated to their respective accounts, that the Managing General Partner deems unnecessary for the Partnership to retain.
5.05(a)(3). No Borrowings. In no event shall funds be advanced or borrowed by the Partnership for distributions to the Managing General Partner and the Participants if the amount of the distributions would exceed the Partnership’s accrued and received revenues for the previous four quarters, less paid and accrued Operating Costs with respect to the revenues. The determination of revenues and costs shall be made in accordance with generally accepted accounting principles, consistently applied.
5.05(a)(4). Distributions to the Managing General Partner. Cash distributions from the Partnership to the Managing General Partner shall only be made as follows:
(i)	in conjunction with distributions to Participants; and

(ii)	out of funds properly allocated to the Managing General Partner’s account.
5.05(a)(5). Reserve. At any time after one year from the date each Partnership Well is placed into production, the Managing General Partner shall have the right to deduct each month from the Partnership’s net sales proceeds from the sale of the natural gas and oil production from each of its productive wells up to $200 per well for the purpose of establishing a fund to cover the estimated costs of plugging and abandoning the well. All of these funds shall be deposited in a separate interest bearing account for the benefit of the Partnership, and the total amount so retained and deposited shall not exceed the Managing General Partner’s reasonable estimate of the costs to plug and abandon the well.
5.05(b). Distribution of Uncommitted Subscription Proceeds. Any subscription proceeds not expended or committed for expenditure, as evidenced by a written agreement, by the Partnership within 12 months of the Offering Termination Date, except necessary operating capital, shall be distributed to the Participants in the ratio that the subscription amount designated on each Participant’s Subscription Agreement bears to the total subscription amounts designated on all of the Participants’ Subscription Agreements, as a return of capital.
For purposes of this subsection, “committed for expenditure” shall mean contracted for, actually earmarked for or allocated by the Managing General Partner to the Partnership’s drilling operations, and “necessary operating capital” shall mean those funds which, in the opinion of the Managing General Partner, should remain on hand to assure continuing operation of the Partnership.
5.05(c). Distributions on Winding Up. On the winding up of the Partnership distributions shall be made as provided in §7.02.
5.05(d). Interest and Return of Capital. No party shall under any circumstances be entitled to any interest on amounts retained by the Partnership. Each Participant shall look only to his share of distributions, if any, from the Partnership for a return of his Capital Contribution.

ARTICLE VI
TRANSFER OF UNITS
6.01. Transferability of Units. A Participant’s transfer of a portion or all his Units, or any interest in his Units, is subject to all of the provisions of this Article VI. For purposes of this Article VI, the term “transfer” shall include any sale, exchange, gift, assignment, pledge, mortgage, hypothecation, redemption or other form of transfer of a Unit, or any interest in a Unit, by a Participant (which may include the Managing General Partner or its Affiliates, if they purchase Units) or by operation of law, including any transfers of Units that a Participant presents to the Managing General Partner for purchase under §6.03.
6.01(a). Rights of Assignee. Unless a transferee of a Participant’s Unit becomes a substitute Participant with respect to that Unit in accordance with the provisions of §6.02(a)(3)(a), he shall not be entitled to any of the rights granted to a Participant under this Agreement, other than the right to receive all or part of the share of the profits, losses, income, gains, deductions, credits and depletion allowances, or items thereof, and cash distributions or returns of capital to which his transferor would otherwise be entitled under this Agreement.
6.01(b). Conversion of Investor General Partner Units to Limited Partner Units.
6.01(b)(1). Automatic Conversion. After all of the Partnership Wells have been drilled and completed, as determined by the Managing General Partner, the Managing General Partner shall file an amended certificate of limited partnership with the Secretary of State of the State of Delaware for the purpose of converting the Investor General Partner Units to Limited Partner Units.
6.01(b)(2). Investor General Partners Shall Have Contingent Liability. On conversion the Investor General Partners shall be Limited Partners entitled to limited liability; however, they shall remain liable to the Partnership for any additional Capital Contribution required for their proportionate share of any Partnership obligation or liability arising before the conversion of their Units as provided in §3.05(b)(2).
6.01(b)(3). Conversion Shall Not Affect Allocations. The conversion shall not affect the allocation to any Participant of any item of Partnership income, gain, loss, deduction or credit or other item of special tax significance other than Partnership liabilities, if any. Further, the conversion shall not affect any Participant’s interest in the Partnership’s natural gas and oil properties and unrealized receivables.
6.01(b)(4). Right to Convert if Reduction of Insurance. Notwithstanding the foregoing, the Managing General Partner shall notify all Participants at least 30 days before the effective date of any material adverse change in the Partnership’s insurance coverage. If the insurance coverage is to be materially reduced, then the Investor General Partners shall have the right to convert their Units into Limited Partner Units before the reduction by giving written notice to the Managing General Partner.
6.02. Special Restrictions on Transfers of Units by Participants.
6.02(a). In General. Transfers of Units by Participants are subject to the following general conditions:
(i)	except as provided by operation of law:
(a)	only whole Units may be transferred unless the Participant owns less than a whole Unit, in which case his entire fractional interest must be transferred; and

(b)	Units may not be transferred to a person who is under the age of 18 or incompetent (unless an attorney-in-fact, guardian, custodian or conservator has been appointed to handle the affairs of that person) without the Managing General Partner’s consent;
(ii)	the costs and expenses associated with the transfer must be paid by the assignor Participant;

(iii)	the transfer documents must be in a form satisfactory to the Managing General Partner; and

(iv)	the terms of the transfer must not contravene those of this Agreement.
Transfers of Units by Participants are subject to the following additional restrictions set forth in §§6.02(a)(1) and 6.02(a)(2).
6.02(a)(1). Tax Law Restrictions. Subject to transfers permitted by §6.03 and transfers by operation of law, no transfer of a Unit by a Participant shall be made that, in the opinion of counsel to the Partnership, would result in the Partnership being either:
(i)	terminated for tax purposes under §708 of the Code; or

(ii)	treated as a “publicly-traded” partnership for purposes of §469(k) of the Code.
6.02(a)(2). Securities Laws Restriction. Subject to transfers permitted by §6.03 and transfers by operation of law, no Unit shall be transferred by a Participant unless there is either:
(i)	an effective registration of the Unit under the Securities Act of 1933, as amended, and qualification under applicable state securities laws; or

(ii)	an opinion of counsel acceptable to the Managing General Partner that the registration and qualification of the Unit is not required, unless this requirement is waived by the Managing General Partner.
Transfers of Units by Participants are also subject to any conditions contained in the Subscription Agreement and Exhibit (B) to the Private Placement Memorandum.
6.02(a)(3). Substitute Participant.
6.02(a)(3)(a). Procedure to Become Substitute Participant. Subject to §§6.02(a)(1) and 6.02(a)(2), a transferee of a Participant’s Unit shall become a substitute Participant entitled to all the rights of a Participant if, and only if:
(i)	the transferor gives the transferee the right;

(ii)	the Managing General Partner consents to the substitution, which shall be in the Managing General Partner’s absolute discretion;

(iii)	the transferee pays to the Partnership all costs and expenses incurred by the Partnership in connection with the substitution; and

(iv)	the transferee executes and delivers the instruments necessary to establish that a legal transfer has taken place and to confirm the agreement of the transferee to be bound by all of the terms of this Agreement, in a form acceptable to the Managing General Partner.
6.02(a)(3)(b). Rights of Substitute Participant. A substitute Participant shall be entitled to all of the rights attributable to full ownership of the assigned Units, including the right to vote.
6.02(b). Effect of Transfer.
6.02(b)(1). Amendment of Records. The Partnership shall amend its records at least once each calendar quarter to effect the substitution of substitute Participants.
Any transfer of a Unit by a Participant that is permitted under this Article VI, when the transferee does not become a substitute Participant, shall be effective as follows:
(i) midnight of the last day of the calendar month in which it is made; or
(ii) at the Managing General Partner’s election, 7:00 A.M. of the following day.

6.02(b)(2). A Transfer of Units Does Not Relieve the Transferor of Certain Costs. No transfer of a Unit by a Participant, including a transfer of less than all of a Participant’s Units or the transfer of a Participant’s Units to more than one party, shall relieve the transferor of its responsibility for its proportionate part of any expenses, obligations and liabilities under this Agreement related to the Units so transferred, whether arising before or after the transfer.
6.02(b)(3). A Transfer of Units Does Not Require A Partnership Accounting. No transfer of a Unit by a Participant shall require an accounting of the Partnership. Also, no transfer of a Unit shall grant rights under this Agreement, including the exercise of any elections, as between the transferring Participant and the Partnership, the Managing General Partner and the remaining Participants to more than one Person unanimously designated by the transferee(s) of the Unit, and, if he has retained an interest in the transferred Unit, the transferor of the Unit.
6.02(b)(4). Required Notice to Managing General Partner of Transfer of Units. Until the Managing General Partner receives from the transferring Participant a written notice in a form acceptable to the Managing General Partner that designates the transferee(s) of a Unit, the Managing General Partner shall continue to account only to the Person to whom it was furnishing notices pursuant to §8.01 and its subsections before the purported transfer of the Unit. This party shall continue to exercise all rights under this Agreement applicable to the Units owned by the purported transferor of the Unit.
6.03. Presentment.
6.03(a). In General. Participants shall have the right to present their Units to the Managing General Partner for purchase subject to the conditions and limitations set forth in this §6.03. A Participant, however, is not obligated to present his Units for purchase.
The Managing General Partner shall not be obligated to purchase more than 5% of the total outstanding Units in any calendar year and this 5% limit may not be waived. The Managing General Partner shall not purchase less than one Unit unless the lesser amount represents the Participant’s entire interest in the Partnership, however, the Managing General Partner may waive this limitation.
A Participant may present his Units in writing to the Managing General Partner every year beginning with the fifth calendar year after the Offering Termination Date, subject to the following conditions:
(i)	the presentment request must be made by the Participant within 120 days of the reserve report described in §4.03(b)(3);

(ii)	in accordance with Treas. Reg. §1.7704-1(f), the purchase may not be made until at least 60 calendar days after the Participant notifies the Partnership in writing of the Participant’s intention to exercise the presentment right; and

(iii)	the purchase shall not be considered effective until the presentment price has been paid to the Participant in cash or other consideration in the Managing General Partner’s sole discretion.
6.03(b). Requirement for Independent Petroleum Consultant. The amount of the presentment price attributable to Partnership reserves shall be determined based on the last reserve report of the Partnership prepared by the Managing General Partner and reviewed by an Independent Expert. The Managing General Partner shall estimate the present worth of future net revenues attributable to the Partnership’s interest in the Proved Reserves as described in §4.03(b)(3)(ii). The calculation of the presentment price shall be made as set forth in §6.03(c).
6.03(c). Calculation of Presentment Price. The presentment price shall be based on the Partnership’s net assets and liabilities and shall be allocated pro rata to each Participant in the ratio that his number of Units bears to the total number of Units. Subject to the foregoing, the presentment price shall include the sum of the following Partnership items:
(i)	an amount based on 70% of the present worth of future net revenues from the Proved Reserves determined as described in §6.03(b);

(ii)	cash on hand;

(iii)	prepaid expenses and accounts receivable, less a reasonable amount for doubtful accounts; and

(iv)	the estimated market value of all assets that are not separately specified above, determined in accordance with standard industry valuation procedures.
There shall be deducted from the foregoing sum the following Partnership items:
(i)	an amount equal to all debts, obligations, and other liabilities, including accrued expenses; and

(ii)	any distributions made to the Participants between the date of the presentment request and the date the presentment price is paid to the selling Participant. However, if any amount of those cash distributions to the Participant by the Partnership was derived from the sale of natural gas, oil or other mineral production, or of a producing property owned by the Partnership, after the date of the presentment request, for purposes of determining the reduction of the presentment price the amount of those cash distributions shall be discounted using the same rate used to take into account the risk factors employed to determine the present worth of the Partnership’s Proved Reserves.
6.03(d). Further Adjustment May Be Allowed. The presentment price may be further adjusted by the Managing General Partner for estimated changes therein from the date of the report to the date of payment of the presentment price to the selling Participant because of the following:
(i)	the production or sale of, or additions to, reserves and lease and well equipment, sale or abandonment of Leases, and similar matters occurring before the date of the presentment request; and

(ii)	any of the following occurring before payment of the presentment price to the selling Participant:
(a)	changes in well performance;

(b)	increases or decreases in the market price of natural gas, oil or other minerals;

(c)	revisions to regulations relating to the importing of hydrocarbons;

(d)	changes in income, ad valorem, and other tax laws, such as material variations in the provisions for depletion; and

(e)	similar matters.
6.03(e). Selection by Lot. If less than all of the Units presented at any time are to be purchased, then the Participants whose Units are to be purchased will be selected by lot.
The Managing General Partner’s obligation to purchase Units presented may be discharged for its benefit by a third-party or an Affiliate. The Units of the selling Participant shall be transferred to the party who pays for it. A selling Participant shall be required to deliver an executed assignment of his Units, in a form satisfactory to the Managing General Partner, together with any other documentation as the Managing General Partner may reasonably request.
6.03(f). No Obligation of the Managing General Partner to Establish a Reserve. The Managing General Partner shall have no obligation to establish any reserve to satisfy the presentment feature under this section.
6.03(g). Suspension of Presentment Feature. The Managing General Partner may suspend this presentment feature by so notifying Participants at any time if it determines in its sole discretion that it:
(i)	does not have sufficient cash flow; or

(ii)	is unable to borrow funds or arrange other consideration for this purpose on terms it deems reasonable.

In addition, the presentment feature may be conditioned, in the Managing General Partner’s sole discretion, on the Managing General Partner’s receipt of an opinion of counsel that the transfers will not cause the Partnership to be treated as a “publicly traded partnership” under the Code.
The Managing General Partner shall hold the purchased Units for its own account and not for resale.
6.04. Redemption of Units from Non-Citizen Assignees. If the Partnership, the Managing General Partner or any of its Affiliates become subject to federal, state or local laws or regulations that, in the reasonable determination of the Managing General Partner, create a substantial risk of cancellation or forfeiture of any property that they have an interest in because of the nationality, citizenship or other related status of any Participant or assignee of a Participant’s Units, the Partnership may redeem, on 30 days’ advance notice to the Participant, the Participant’s Units or the Units held by the assignee of a Participant, at a reasonable redemption price per Unit as determined by the Managing General Partner in its sole discretion.
ARTICLE VII
DURATION, DISSOLUTION, AND WINDING UP
7.01. Duration.
7.01(a). Fifty Year Term. The Partnership shall continue in existence for a term of 50 years from the effective date of this Agreement unless sooner terminated as set forth below.
7.01(b). Termination. The Partnership shall terminate following the occurrence of:
(i)	a Final Terminating Event; or

(ii)	any event that causes the dissolution of a limited partnership under the Delaware Revised Uniform Limited Partnership Act.
7.01(c). Continuance of Partnership Except on Final Terminating Event. Other than the occurrence of a Final Terminating Event, the Partnership or any successor limited partnership shall not be wound up, but shall be continued by the parties and their respective successors as a successor limited partnership under all of the terms of this Agreement. The successor limited partnership shall succeed to all of the assets of the Partnership. As used throughout this Agreement, the term “Partnership” shall include the successor limited partnership and the parties to the successor limited partnership.
7.02. Dissolution and Winding Up.
7.02(a). Final Terminating Event. On the occurrence of a Final Terminating Event the affairs of the Partnership shall be wound up and there shall be distributed to each of the parties its Distribution Interest in the remaining Partnership assets.
7.02(b). Time of Liquidating Distribution. To the extent practicable and in accordance with sound business practices in the judgment of the Managing General Partner, liquidating distributions shall be made by:
(i)	the end of the taxable year in which liquidation occurs, determined without regard to §706(c)(2)(A) of the Code; or

(ii)	if later, within 90 days after the date of the liquidation.
Notwithstanding, the following amounts are not required to be distributed within the foregoing time periods so long as the withheld amounts are distributed as soon as practical:
(i)	amounts withheld for reserves reasonably required for liabilities of the Partnership; and

(ii)	installment obligations owed to the Partnership.

7.02(c). In-Kind Distributions. The Managing General Partner shall not be obligated to offer in-kind property distributions to the Participants, but may do so, in its discretion. Any in-kind property distributions to the Participants shall be made to a liquidating trust or similar entity for the benefit of the Participants, unless at the time of the distribution:
(i)	the Managing General Partner offers the individual Participants the election of receiving in-kind property distributions and the Participants accept the offer after being advised of the risks associated with direct ownership; or

(ii)	there are alternative arrangements in place that assure the Participants that they will not, at any time, be responsible for the operation or disposition of Partnership properties.
If the Managing General Partner has not received a Participant’s consent within 30 days after the Managing General Partner mailed the request for consent, then it shall be presumed that the Participant has refused to give his consent.
7.02(d). Sale If No Consent. Any Partnership asset that would otherwise be distributed in-kind to a Participant, except for the failure or refusal of the Participant to give his written consent to the distribution, may instead be sold by the Managing General Partner at the best price reasonably obtainable from an independent third-party, who is not an Affiliate of the Managing General Partner, or to the Managing General Partner itself or its Affiliates, including an Affiliated Income Program, at fair market value as determined by an Independent Expert selected by the Managing General Partner.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.01. Notices.
8.01(a). Method. Any notice required under this Agreement shall be:
(i)	in writing; and

(ii)	given by mail or delivered by an overnight delivery company (although one-day delivery is not required) addressed to the party to receive the notice at the address designated in §1.03.
If there is a transfer of Units under this Agreement, no notice to the transferee shall be required, nor shall the transferee have any rights under this Agreement, until notice of the transfer has been given to the Managing General Partner.
Any transfer of Units under this Agreement shall not increase the Managing General Partner’s or the Partnership’s duty to give notice. If there is a transfer of Units under this Agreement to more than one party, then notice to any owner of any interest in the Units shall be notice to all of the owners of the Units.
8.01(b). Change in Address. The address of any party to this Agreement may be changed by notice as follows:
(i)	to the Participants, if there is a change of address by the Managing General Partner; or

(ii)	to the Managing General Partner, if there is a change of address by a Participant.
8.01(c). Time Notice Deemed Given. If the notice is given by the Managing General Partner, then the notice shall be considered given, and any applicable time shall run, from the date the notice is placed in the mail or delivered to the overnight delivery company.
If the notice is given by any Participant, then the notice shall be considered given, and any applicable time shall run, from the date the notice is received.
8.01(d). Effectiveness of Notice. Any notice to a party other than the Managing General Partner, including a notice requiring concurrence or nonconcurrence, shall be effective, and any failure to respond binding, irrespective of the following:

(i)	whether or not the notice is actually received; or

(ii)	any disability or death on the part of the noticee, even if the disability or death is known to the party giving the notice.
8.01(e). Failure to Respond. Except pursuant to §7.02(c) or when this Agreement expressly requires affirmative approval of a Participant, any Participant who fails to respond in writing within the time specified to a request by the Managing General Partner as set forth below, for approval of, or concurrence in, a proposed action shall be conclusively deemed to have approved the action. Except pursuant to §7.02(c), when this Agreement expressly requires affirmative approval of a Participant, the Managing General Partner shall send a first request and the time period for the Participant’s written response shall not be less than 15 business days from the date of mailing of the request. If the Participant does not respond in writing to the first request, then the Managing General Partner shall send a second request. If the Participant does not respond in writing to the second request within seven calendar days from the date of mailing the second request, then the Participant shall be conclusively deemed to have approved the action.
8.02. Time. Time is of the essence of each part of this Agreement.
8.03. Applicable Law. The terms and provisions of this Agreement shall be construed under the laws of the State of Delaware, other than its conflict of law provisions, however, this section shall not be deemed to limit causes of action for alleged violations of federal or state securities law to the laws of the State of Delaware.
8.04. Agreement in Counterparts. This Agreement may be executed in counterpart and shall be binding on all of the parties executing this or similar agreements from and after the date of execution by each party.
8.05. Amendment.
8.05(a). Procedure for Amendment. No changes in this Agreement shall be binding unless:
(i)	proposed in writing by the Managing General Partner, and adopted with the consent of Participants whose Units equal a majority of the total Units; or

(ii)	proposed in writing by Participants whose Units equal 10% or more of the total Units and approved by an affirmative vote of Participants whose Units equal a majority of the total Units.
8.05(b). Circumstances Under Which the Managing General Partner Alone May Amend. The Managing General Partner is authorized to amend this Agreement and its exhibits without the consent of Participants in any way deemed necessary or desirable by it to do any or all of the following:
(i)	add, or substitute in the case of an assigning party, additional Participants;

(ii)	enhance the tax benefits of the Partnership to the parties and amend the allocation provisions of this Agreement as provided in §5.01(c)(3);

(iii)	satisfy any requirements, conditions, guidelines, options, or elections contained in any opinion, directive, order, ruling, or regulation of the SEC, the IRS, or any other federal or state agency, or in any federal or state statute, compliance with which it deems to be in the best interest of the Partnership; or

(iv)	cure any ambiguity, correct or supplement any provision of this Agreement that may be inconsistent with any other provision of this Agreement, or add any provision to this Agreement with respect to matters, events or issues arising under this Agreement that is not inconsistent with the other provisions of this Agreement.
Notwithstanding the foregoing, no amendment materially and adversely affecting the interests or rights of Participants shall be made without the consent of the Participants whose interests or rights will be so affected.

8.06. Additional Partners. Each Participant consents to the admission to the Partnership of additional Participants as the Managing General Partner, in its discretion, chooses to admit.
8.07. Legal Effect. This Agreement shall be binding on and inure to the benefit of the parties, their heirs, devisees, personal representatives, successors and assigns, and shall run with the interests subject to this Agreement. The terms “Partnership,” “Limited Partner,” “Investor General Partner,” “Participant,” “Partner,” “Managing General Partner,” “Operator,” or “parties” shall equally apply to any successor limited partnership, and any heir, devisee, personal representative, successor or assign of a party.
IN WITNESS WHEREOF, the parties hereto set their hands as of the 7th day of November 2006.

ATLAS:	ATLAS RESOURCES, LLC Managing General Partner
	By:	/s/ Frank P. Carolas
Frank P. Carolas, Executive Vice President